Exhibit 10.1

SECOND AMENDED AND RESTATED
CREDIT AND GUARANTY AGREEMENT
dated as of December 28, 2006
among
COFFEYVILLE RESOURCES, LLC,
COFFEYVILLE PIPELINE, INC.,
COFFEYVILLE REFINING & MARKETING, INC.,
COFFEYVILLE NITROGEN FERTILIZERS, INC.,
COFFEYVILLE CRUDE TRANSPORTATION, INC.,
COFFEYVILLE TERMINAL, INC.,
CL JV HOLDINGS, LLC,
as Holdings,
CERTAIN SUBSIDIARIES OF HOLDINGS,
as Guarantors,
VARIOUS LENDERS,
GOLDMAN SACHS CREDIT PARTNERS L.P.,
and
CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arrangers and Joint Bookrunners,
CREDIT SUISSE,
as Administrative Agent, Collateral Agent,
Funded LC Issuing Bank and Revolving Issuing Bank
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Syndication Agent
and
ABN AMRO BANK N.V.,
as Documentation Agent

$1,075,000,000 Senior Secured First Priority Credit Facilities

TABLE OF CONTENTS
Page

SECTION 1. DEFINITIONS AND INTERPRETATION	2
1.1. Definitions	2
1.2. Accounting Terms	39
1.3. Interpretation, etc.	40

SECTION 2. LOANS AND LETTERS OF CREDIT	40
2.1. Tranche D Term Loans	40
2.2. Revolving Loans	41
2.3. Swing Line Loans	42
2.4. Issuance of Letters of Credit and Purchase of Participations Therein	44
2.5. Pro Rata Shares; Availability of Funds	53
2.6. Use of Proceeds	53
2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes	54
2.8. Interest on Loans	55
2.9. Conversion/Continuation	57
2.10. Default Interest	58
2.11. Fees	58
2.12. Scheduled Payments/Commitment Reductions	60
2.13. Voluntary Prepayments/Commitment Reductions	60
2.14. Mandatory Prepayments/Commitment Reductions	62
2.15. Application of Prepayments/Reductions	64
2.16. General Provisions Regarding Payments	65
2.17. Ratable Sharing	66
2.18. Making or Maintaining Eurodollar Rate Loans	67
2.19. Increased Costs; Capital Adequacy	69
2.20. Taxes; Withholding, etc.	70
2.21. Obligation to Mitigate	74
2.22. Defaulting Lenders	74
2.23. Removal or Replacement of a Lender	75

SECTION 3. CONDITIONS PRECEDENT	76
3.1. Effective Date	76
3.2. Conditions to Each Credit Extension	80

SECTION 4. REPRESENTATIONS AND WARRANTIES	81
4.1. Organization; Requisite Power and Authority; Qualification	81
4.2. Capital Stock and Ownership	81
4.3. Due Authorization	81
4.4. No Conflict	81
4.5. Governmental Consents	82
4.6. Binding Obligation	82
4.7. Historical Financial Statements	82

4.8. Projections	82
4.9. No Material Adverse Change	83
4.10. No Restricted Junior Payments	83
4.11. Adverse Proceedings, etc.	83
4.12. Payment of Taxes	83
4.13. Properties	83
4.14. Environmental Matters	84
4.15. No Defaults	86
4.16. Material Contracts	86
4.17. Governmental Regulation	86
4.18. Margin Stock	86
4.19. Employee Matters	86
4.20. Employee Benefit Plans	87
4.21. Certain Fees	87
4.22. Solvency	87
4.23. Related Agreements	88
4.24. Compliance with Statutes, etc.	88
4.25. Disclosure	88
4.26. Patriot Act	88
4.27. First Buyer	89

SECTION 5. AFFIRMATIVE COVENANTS	89
5.1. Financial Statements and Other Reports	89
5.2. Existence	94
5.3. Payment of Taxes and Claims	94
5.4. Maintenance of Properties	95
5.5. Insurance	95
5.6. Books and Records; Inspections	96
5.7. Lenders Meetings	96
5.8. Compliance with Laws	96
5.9. Environmental	96
5.10. Subsidiaries	100
5.11. Additional Material Real Estate Assets	101
5.12. Interest Rate Protection	101
5.13. Swap Agreement	101
5.14. Further Assurances	102
5.15. Miscellaneous Business Covenants	102
5.16. [Reserved]	102
5.17. Refinery Revenue Bonds	102

SECTION 6. NEGATIVE COVENANTS	103
6.1. Indebtedness	104
6.2. Liens	107
6.3. Equitable Lien	109
6.4. No Further Negative Pledges	109
6.5. Restricted Junior Payments	110
6.6. Restrictions on Subsidiary Distributions	112

6.7. Investments	113
6.8. Financial Covenants	115
6.9. Fundamental Changes; Disposition of Assets; Acquisitions	118
6.10. Disposal of Subsidiary Interests	120
6.11. Sales and Lease-Backs	121
6.12. Transactions with Shareholders and Affiliates	121
6.13. Conduct of Business	121
6.14. Permitted Activities of Holdings	121
6.15. Amendments or Waivers of Certain Related Agreements	122
6.16. [Reserved]	122
6.17. Fiscal Year	122
6.18. [Reserved]	122
6.19. [Reserved]	122
6.20. Maximum Amount of Hedged Production	122

SECTION 7. GUARANTY	122
7.1. Guaranty of the Obligations	122
7.2. Contribution by Guarantors	122
7.3. Payment by Guarantors	123
7.4. Liability of Guarantors Absolute	123
7.5. Waivers by Guarantors	125
7.6. Guarantors’ Rights of Subrogation, Contribution, etc.	126
7.7. Subordination of Other Obligations	127
7.8. Continuing Guaranty	127
7.9. Authority of Guarantors or Company	127
7.10. Financial Condition of Company	127
7.11. Bankruptcy, etc.	128
7.12. Discharge of Guaranty Upon Sale of Guarantor	128

SECTION 8. EVENTS OF DEFAULT	129
8.1. Events of Default	129

SECTION 9. AGENTS	132
9.1. Powers and Duties	132
9.2. General Immunity	132
9.3. Agents Entitled to Act as Lender	134
9.4. Lenders’ Representations, Warranties and Acknowledgment	135
9.5. Right to Indemnity	135
9.6. Successor Administrative Agent and Swing Line Lender	135
9.7. Collateral Documents and Guaranty	136

SECTION 10. MISCELLANEOUS	137
10.1. Notices	137
10.2. Expenses	137
10.3. Indemnity	138
10.4. Set-Off	139
10.5. Amendments and Waivers	139

10.6. Successors and Assigns; Participations	142
10.7. Independence of Covenants	146
10.8. Survival of Representations, Warranties and Agreements	146
10.9. No Waiver; Remedies Cumulative	146
10.10. Marshalling; Payments Set Aside	146
10.11. Severability	146
10.12. Obligations Several; Independent Nature of Lenders’ Rights	147
10.13. Headings	147
10.14. APPLICABLE LAW	147
10.15. CONSENT TO JURISDICTION	147
10.16. WAIVER OF JURY TRIAL	148
10.17. Confidentiality	148
10.18. Usury Savings Clause	149
10.19. Counterparts	149
10.20. Effectiveness	149
10.21. Patriot Act	149
10.22. Electronic Execution of Assignments	150
10.23. Amendment and Restatement	150
10.24. Reaffirmation and Grant of Security Interests	150

v

APPENDICES:	A-1		Tranche D Term Loan Commitments
	A-2		Funded Letter of Credit Commitments
	A-3		Revolving Commitments
	B		Notice Addresses

SCHEDULES:	3.1	(i)	Closing Date Mortgaged Properties
	3.1	(k)	Environmental Reports
	4.1		Jurisdictions of Organization and Qualification
	4.2		Capital Stock and Ownership
	4.11		Adverse Proceedings
	4.13		Real Estate Assets
	4.14		Environmental Matters
	4.16		Material Contracts
	6.1		Certain Indebtedness
	6.2		Certain Liens
	6.7		Certain Investments
	6.12		Certain Affiliate Transactions

EXHIBITS:	A-1		Funding Notice
	A-2		Conversion/Continuation Notice
	A-3		Issuance Notice
	B-1		Tranche D Term Loan Note
	B-2		Revolving Loan Note
	B-3		Swing Line Note
	C		Compliance Certificate
	D		Opinions of Counsel
	E		Assignment Agreement
	F		Certificate Re Non-bank Status
	G-1		Effective Date Certificate
	G-2		Solvency Certificate
	H		Counterpart Agreement
	I		Pledge and Security Agreement
	J		Mortgage

SECOND AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT
          This SECOND AMENDED AND RESTATED CREDIT AND GUARANTY AGREEMENT, dated as of December 28, 2006 is entered into by and among COFFEYVILLE RESOURCES, LLC, a Delaware limited liability company (“Company”), COFFEYVILLE PIPELINE, INC., a Delaware corporation (“Pipeline”), COFFEYVILLE REFINING & MARKETING, INC., a Delaware corporation (“Refining”), COFFEYVILLE NITROGEN FERTILIZERS, INC., a Delaware corporation (“Fertilizers”), COFFEYVILLE CRUDE TRANSPORTATION, INC., a Delaware corporation (“Transportation”), COFFEYVILLE TERMINAL, INC., a Delaware corporation (“Terminal”), CL JV HOLDINGS, LLC, a Delaware limited liability company (“CL JV” and together with Pipeline, Refining, Fertilizers, Transportation and Terminal, collectively, “Holdings”) and CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”) and CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arrangers and Joint Bookrunners (in such capacity, collectively, the “Arrangers”), CREDIT SUISSE, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), as Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”), as Funded LC Issuing Bank and as Revolving Issuing Bank, DEUTSCHE BANK TRUST COMPANY AMERICAS (“Deutsche Bank”), as Syndication Agent (in such capacity, the “Syndication Agent”) and ABN AMRO BANK N.V. (“ABN”), as Documentation Agent (in such capacity, the “Documentation Agent”).
RECITALS:
     WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
     WHEREAS, Company, Holdings, certain Subsidiaries of Company as Guarantors, GSCP, as sole lead arranger, sole bookrunner and syndication agent, and the agents and lenders party thereto from time to time entered into that certain AMENDED AND RESTATED FIRST LIEN CREDIT AND GUARANTY AGREEMENT, dated as of June 29, 2006 (the “Existing Credit Agreement”);
     WHEREAS, On the Effective Date, (a) the Existing Credit Agreement will be amended and restated in the form hereof and (b) all loans and credit linked deposits will be repaid and/or terminated in their entirety under the Existing Credit Agreement;
     WHEREAS, Company has requested the Lenders to extend credit hereunder in the form of (a) Tranche D Term Loans to be established on the Effective Date in an aggregate principal amount of $775,000,000, (b) Credit-Linked Deposits to be established on the Effective Date in an aggregate principal amount of $150,000,000 and (c) Revolving Loans, Revolving Letters of Credit and Swingline Loans to be established, made or issued at any time and from time to time on or after the Effective Date and prior to the Revolving Commitment Termination Date in an aggregate principal and face amount at any time outstanding not to exceed $150,000,000 (subject to the limitations set forth herein);

     WHEREAS, the proceeds of the Tranche D Term Loans, Credit-Linked Deposits and Revolving Loans established or made, as the case may be, on the Effective Date will be used to (a) repay the Existing Tranche C Term Loans made under the Existing Credit Agreement, (b) to repay the Existing Revolving Loans and terminate the existing Revolving Commitments, (c) repay all amounts due or outstanding under the and the Second Lien Credit Agreement, (d) establish the new Credit Linked Deposits funded hereunder, (e) pay fees and expenses incurred in connection therewith, (f) pay dividend to its existing shareholders in the amount of $250,000,000 and (g) to make certain other changes as more fully set forth herein, each of which to become effective on the Effective Date.
     WHEREAS, the Lenders are willing to extend such credit and the Issuing Bank is willing to issue Letters of Credit on the terms and subject to the conditions set forth herein;
     WHEREAS, Company has agreed to secure all of its Obligations by granting or reaffirming its grant, as applicable, to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and 65% of all the Capital Stock of each of its Foreign Subsidiaries;
     WHEREAS, Guarantors have agreed to guarantee the obligations of Company hereunder and to secure their respective Obligations by granting or reaffirming its grant, as applicable, to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries (including Company) and 65% of all the Capital Stock of each of their respective Foreign Subsidiaries;
     WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the Obligations outstanding on the Effective Date as contemplated hereby;
     WHEREAS, it is the intent of Credit Parties to confirm that all Obligations of the Credit Parties under the other Credit Documents, as amended hereby, shall continue in full force and effect and that, from and after the Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement; and
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree that this Agreement shall, upon satisfaction of the conditions set forth in Section 3.1, be amended and restated to read in its entirety as follows:
SECTION 1. DEFINITIONS AND INTERPRETATION
     1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

          “2006 Carryover” means the difference between $260,000,000 and the amount spent by the Company or any of its Subsidiaries on Capital Expenditures during Fiscal Year 2006.
          “AcquisitionCo” Coffeyville Acquisition LLC, a Delaware limited liability company.
          “Actual Production” means, as of any date of determination, Company’s and the Guarantors’ estimated future production of refined products based on the actual production of refined products for the three month period immediately preceding such date of determination.
          “Adjusted Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum equal to the product of (a) LIBOR in effect for such Interest Period and (b) Statutory Reserves.
          “Administrative Agent” as defined in the preamble hereto.
          “Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of any of Holdings or any of their respective Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign, whether pending or, to the knowledge of any of Holdings or any of their respective Subsidiaries, threatened against or affecting any of Holdings or any of their respective Subsidiaries or any property of any of Holdings or any of their Subsidiaries.
          “Affected Lender” as defined in Section 2.18(b).
          “Affected Loans” as defined in Section 2.18(b).
          “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided, however, that GSCP shall not be considered an affiliate of Holdings.
          “Agent” means each of Syndication Agent, Documentation Agent, Administrative Agent and Collateral Agent.
          “Aggregate Amounts Due” as defined in Section 2.17.
          “Aggregate Payments” as defined in Section 7.2.
          “Agreement” means (i) in respect of the period prior to the Effective Date, the Existing Credit Agreement and (ii) in respect of any period on or after the Effective Date, this

Second Amended and Restated Credit and Guaranty Agreement, dated as of December 28, 2006, as it may be further amended, supplemented or otherwise modified from time to time.
          “Applicable Margin’’ means (a) (i) with respect to Revolving Loans that are Eurodollar Rate Loans, (A) from the Effective Date until the Company has achieved a change in the Revolving Credit Status, 3.00% per annum and (B) thereafter, a percentage per annum based on the Revolving Credit Status in effect from time to time as set forth below

Applicable Margin
Revolving Credit Status	for Revolving Loans
Revolving Credit Level I Status	3.25%
Revolving Credit Level II Status	3.00%
Revolving Credit Level III Status	2.75%
Revolving Credit Level IV Status	2.50%
; and (ii) with respect to Term Loans that are Eurodollar Rate Loans and Funded Letters of Credit, (A) from the Effective Date until the Company has achieved a change in the Term Loan Status, 3.00% per annum and (B) thereafter, a percentage per annum based on the Term Loan Status in effect from time to time as set forth below

Applicable Margin
for Term Loans and Funded Letters
Term Loan Status	of Credit
Term Loan Level I Status	3.25%
Term Loan Level II Status	3.00%
Term Loan Level III Status	2.75%
Term Loan Level IV Status	2.50%
; and (b) with respect to Swing Line Loans, Revolving Loans and Term Loans that are Base Rate Loans, an amount equal to (i) the Applicable Margin for Eurodollar Rate Loans as set forth in clause (a) above minus (ii) 1.00% per annum. Within one Business Day of receipt of a change in Revolving Credit Status or Term Loan Status, as applicable, Administrative Agent shall notify each Lender of the Applicable Margin in effect from such date. At any time, and for so long as, an Event of Default shall have occurred and be continuing, the Applicable Margin shall be determined as if Revolving Credit Level I Status and Term Loan Level I Status were in effect.

No reduction in the Applicable Margin hereunder shall be effected for so long as any Event of Default has occurred and is continuing.
          “Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan or a Credit Linked Deposit, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan or a Credit Linked Deposit shall be deemed to constitute Eurocurrency liabilities. The rate of interest on Eurodollar Rate Loans or a Credit Linked Deposit shall be adjusted automatically on and as of the first day of the relevant Interest Period following the effective date of any change in the Applicable Reserve Requirement.
          “Arrangers” as defined in the preamble hereto.
          “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Holdings, Company or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of any of Holdings’ or any of their respective Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Company’s Subsidiaries, other than (i) inventory or other assets sold, leased or subleased, assigned, conveyed, transferred or disposed (including bulk sales or leases) in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued), (ii) the sale, assignment, conveyance, transfer, disposition or other transfer of accounts receivable (only in connection with the compromise thereof) in the ordinary course of business and disposals or replacements of damaged, worn-out or obsolete assets or assets no longer useful in the business, (iii) any sale or disposition deemed to occur in connection with creating, granting or exercising remedies, including foreclosure, in respect of any Liens permitted pursuant to Section 6.2, (iv) any transfer of property or assets or issuance of Capital Stock that constitutes a Restricted Junior Payment permitted by Section 6.5 or Investment permitted to be made by Section 6.7, (v) the sale or other disposition of cash or Cash Equivalents in the ordinary course of business, (vi) the termination in the ordinary course of business of any Hedging Agreement (excluding the Swap Agreement) permitted to be entered into hereunder and otherwise permitted to be terminated hereunder and (vii) sales of other assets for aggregate consideration of less than $2,000,000 in the aggregate during any Fiscal Year.
          “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

          “Assignment Effective Date” as defined in Section 10.6(b).
          “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.
          “Available Amount” means, on any date (the “Reference Date”), an amount equal at such time to (a) the sum of, without duplication, (i) at any time after the Term Loan Repayment Amount is at least $100,000,000 (which amounts may include amounts received from an IPO) and there are no outstanding New Term Loans, (x) the cumulative amount of Consolidated Excess Cash Flow for all Fiscal Years completed after the Effective Date and prior to the Reference Date, but excluding Fiscal Year 2006, minus (y) the portion of such Consolidated Excess Cash Flow that has been applied, or will be required to be applied, to the prepayment of Loans in accordance with Section 2.14(d) after the Effective Date and on or prior to the Reference Date and (ii) the amount of any capital contributions (other than capital contributions made pursuant to Section 6.8(e)) in cash to Holdings directly or indirectly from Parent after the Effective Date and on or prior to the Reference Date, including contributions with the proceeds from any issuance of equity securities by Holdings, but excluding proceeds of an IPO used to prepay the Loans pursuant to Section 2.14, minus (b) the aggregate amount of Investments, Capital Expenditures and Permitted Acquisitions made by Holdings or any of its Subsidiaries after the Effective Date and on or prior to the Reference Date from the Available Amount as of such Reference Date pursuant to Sections 6.7(p), 6.8(c) and 6.9(g) minus (c) the aggregate amount of payments made after the Effective Date and on or prior to the Reference Date from the Available Amount as of such Reference Date pursuant to Section 6.5(a)(vii), 6.5(a)(viii) and 6.5(c).
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Base Rate” means, for any day, a base rate calculated as a fluctuating rate per annum as shall be in effect from time to time, equal to the greatest of:
(a)	the Prime Rate in effect on such day;

(b)	the Federal Funds Effective Rate on such day plus 1/2 of 1%; and
          As used in this definition, the term “Prime Rate” means the rate of interest per annum announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotation in accordance with the terms hereof, the Base Rate shall be determined with out regard to clause (b) above until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

          “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
          “Beneficiary” means each Agent, Issuing Bank, Lender and Lender Counterparty.
          “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans or a Credit Linked Deposit, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
          “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
          “Cash” means money, currency or a credit balance in any demand or Deposit Account.
          “Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i), (ii) and (vi), (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s; (vi) fully collateralized repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (i), (ii) and (v) above entered into with any bank meeting the qualifications specified in clause (v) above or securities dealers of recognized national standing; and (vii) customary overnight sweep investment instruments entered into in the ordinary course of business with Wachovia, as cash management bank, or any successor cash management bank.
          “Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.
          “Change of Control” means, at any time, (i) (x) prior to an IPO, Sponsors shall cease to beneficially own and control at least at least 35% on a fully diluted basis of the economic interest in the Capital Stock of Parent and at least 51% on a fully diluted basis of the voting interests in the Capital Stock of Parent and (y) after a registered initial public offering of the Capital Stock of Parent, Sponsors shall cease to beneficially own and control, directly or indirectly, on a fully diluted basis at least 35% of the economic and voting interests in the Capital Stock of Parent (it being understood any one or more of the Sponsors may individually or collectively satisfy the minimum ownership and control requirements of this clause (i)); (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than any one or more of the Sponsors (a) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Parent, in the aggregate, and the percentage voting and/or economic interest voting and/or economic interest acquired by such Person or “group” exceeds, in the aggregate, the percentage of voting and/or economic interest voting and/or economic interest owned by Sponsors or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of any of Parent; (iii) Parent shall cease to beneficially own and control, directly or indirectly (including through any of Holdings), 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Company; (iv) Holdings (on a collective basis) shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Company; or (v) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Parent cease to be occupied by Persons who either (a) were members of the board of directors (or similar governing body) of Parent on the Effective Date or (b) were nominated for election by the board of directors (or similar governing body) of Parent, a majority of whom were directors on the Effective Date or whose election or nomination for election was previously approved by a majority of such directors.
          “CL JV” as defined in the preamble hereto.
          “Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Tranche D Term Loan Exposure, (b) Lenders having Revolving Exposure (including Swing Line Lender), (c) Lenders having Funded Letters of Credit Exposure and (d) Lenders having New Term Loan Exposure and (ii) with respect to Loans, each of the following classes of Loans: (a) Tranche D Term Loans, (b) Revolving Loans (including Swing Line Loans) and (c) New Term Loans.
          “Closing Date” means the date of the initial Credit Extension under the Initial Credit Agreement, which date was June 24, 2005.

          “Closing Date Mortgaged Property” as defined in Section 3.1(i).
          “Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
          “Collateral Agent” as defined in the preamble hereto.
          “Collateral Documents” means the Pledge and Security Agreement, the Intercreditor Agreement, the Mortgages, the Landlord Consents and Estoppels, if any, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Lenders, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.
          “Collateral Questionnaire” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.
          “Commitment” means any Revolving Commitment, Tranche D Term Loan Commitment or Funded Letter of Credit Commitment.
          “Commodity Agreement” means any commodity exchange, swap, forward, cap, floor collar or other similar agreement or arrangement, including the Swap Agreement, each of which is for the purpose of hedging the exposure of Company and the Guarantors to fluctuations in the price of nitrogen fertilizers, hydrocarbons and refined products in their operations and not for speculative purposes.
          “Company” as defined in the preamble hereto.
          “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
          “Consent Decree” shall mean the Consent Decree entered into by the United States of America, the Kansas Department of Health and Environment ex rel State of Kansas, Coffeyville Resources Refining & Marketing, LLC, and Coffeyville Resources Terminal, LLC that was lodged with the United States District Court for the District of Kansas on March 4, 2004 and was subject to public comment until March 18, 2004, including any subsequent amendments thereto.
          “Consolidated Adjusted EBITDA” means, for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for taxes based on income, (d) total depreciation expense, (e) total amortization expense, (f) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period; provided, for the avoidance of doubt, this exclusion shall not include the following non-cash items to the extent they are not specifically linked to an accrual or reserve for a potential Cash item in any future period or amortization of a prepaid Cash item that was paid in a prior period: (1) compensation charge arising from the grant of or issuance of stock, stock options or other equity based awards, (2) non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP, (3) non-cash gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (i) any sale or other disposition of assets or (ii) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries, (4) unrealized gains and losses arising out of derivative transactions and (5) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141), (g) any fees and expenses related to the Acquisition and Permitted Acquisitions, to the extent reducing Consolidated Net Income for such period, (h) any non-recurring expenses or charges incurred in connection with any issuance of Indebtedness, equity securities or any refinancing transaction, (i) management fees to the extent permitted by Section 6.5(a)(v), (j) any unusual or non-recurring charges during any period properly classified as such on the balance sheet of Company in conformity with GAAP in an aggregate amount not to exceed 7.5% of the amount of Consolidated Adjusted EBITDA prior to the adjustment provided for in this clause (j) as determined in such period, (k) any net after-tax loss from disposed or discontinued operations and any net after-tax losses on disposal of disposed or discontinued operations, (l) any incremental property taxes related to abatement non-renewal, (m) any losses reducing Consolidated Net Income attributable to minority equity interests in Company or any of its Subsidiaries and (n) Major Scheduled Turnaround Expenses for any fiscal periods after the Closing Date, minus (ii) the sum, without duplication, of the amounts for such period of (a) other non-Cash items increasing Consolidated Net Income (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period) and (b) any income increasing Consolidated Net Income attributable to minority equity interests in Company or any of its Subsidiaries.
          “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Company and its Subsidiaries; provided that, solely for purposes of Section 6.8(c), the term “Consolidated Capital Expenditures” shall not include (a) the purchase of plant, property or equipment made within one year (or within eighteen months if a binding agreement to reinvest is entered into within twelve months) of the sale of any asset to the extent purchased with the proceeds of such sale made pursuant to and in accordance with Section 2.14(a), (b) the purchase of plant, property or equipment made within one year (or within eighteen months if a binding agreement to reinvest is entered into within twelve months) of the receipt of insurance or condemnation proceeds the extent purchased with such insurance or condemnation proceeds pursuant to and in accordance with Section 2.14(b), or (c) any capital expenditures deemed to be made as part of a Permitted Acquisition,
          “Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash.

          “Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents and the current portion of deferred income taxes.
          “Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt and the current portion of deferred income taxes.
          “Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment plus (c) extraordinary Cash gains excluded from Consolidated Adjusted EBITDA, plus (d) net decreases in cash required to be on deposit with counterparties pursuant to outstanding derivative instruments permitted hereunder, minus (ii) the sum, without duplication, of the amounts for such period of (a) scheduled repayments of Consolidated Total Debt (excluding (i) repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments and (ii) the repayment of Existing Tranche C Term Loans on the Effective Date), (b) Consolidated Capital Expenditures ((x) excluding any Consolidated Capital Expenditures funded through the utilization of the Available Amount, and (y) net of any proceeds of (1) any related financings with respect to such Consolidated Capital Expenditures and (2) any sales of assets used to finance such Consolidated Capital Expenditures), (c) Consolidated Cash Interest Expense, (d) provisions for current taxes of Holdings, Company and its Subsidiaries and payable in cash with respect to such period, (e) any Cash consideration paid in respect of Permitted Acquisitions in an aggregate amount not to exceed at any time prior to an IPO, $20,000,000 per Fiscal Year, and at any time after an IPO, $40,000,000 per Fiscal Year (excluding any such amounts funded through the utilization of the Available Amount), (f) any Cash amounts made by Holdings pursuant to Sections 6.5(a)(i) through (iv) and 6.5(a)(vi) to the extent such amounts have not been deducted from Consolidated Net Income, (g) Cash amounts which have been included in Consolidated Adjusted EBITDA for such period pursuant to clauses (i)(g), (i)(h), (i)(i), (i)(j), (i)(k), (i)(l), (i)(m) and (i)(n) of the definition thereof, (h) extraordinary Cash losses (including any premiums associated with the prepayment of Indebtedness to the extent such payment is accounted for as an extraordinary item) and (i) net increases in cash required to be on deposit with counterparties pursuant to outstanding derivative instruments permitted hereunder.
          “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit (including Funded Letters of Credit) and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.11(f) payable on or before the Effective Date.
          “Consolidated Net Income” means, for any period, (i) the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (b) except as may be permitted in Section 6.8(d), the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, (c) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.
          “Consolidated Total Debt” means, as at any date of determination, (a) the aggregate stated balance sheet amount of all Indebtedness (other than Indebtedness under clauses (iv), (vi) and (x) of the definition thereof), of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, minus (b) the aggregate amount of Cash included in the cash accounts listed on the consolidated balance sheet of Holdings, Company and the Guarantor Subsidiaries as at such date up to a maximum amount of $40,000,000 to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which Holdings, Company or any Guarantor Subsidiary is a party.
          “Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.
          “Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.
          “Construction Account” means a Deposit Account maintained by Company or any Guarantor Subsidiary at a financial institution reasonably acceptable to the Administrative Agent which is subject to the First Priority security interest and Lien of the Collateral Agent, for the benefit of the Secured Parties, together with all monies on deposit therein.
          “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
          “Contributing Guarantors” as defined in Section 7.2.
          “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

          “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.
          “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.
          “Credit Date” means the date of a Credit Extension.
          “Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any documents or certificates executed by Company in favor of Issuing Banks relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, any Issuing Bank or any Lender in connection herewith.
          “Credit Extension” means the making of a Loan, the funding of a Credit Linked Deposit on the Effective Date or the issuing of a Letter of Credit.
          “Credit Linked Deposit” means with respect to each Lender, the cash deposit, if any, made by such Lender pursuant to Section 2.4(i), as the same may be (a) reduced from time to time pursuant to Sections 2.4(f) or (h) or 2.13(b)(iii) or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.6.
          “Credit Linked Deposit Account” means the account established at the Funded LC Issuing Bank in the name of, or as designated by, the Administrative Agent for the benefit of the Funded LC Issuing Bank and the Funded Letter of Credit Participants that shall be used for the purposes set forth in Section 2.4.
          “Credit Party” means each Person (other than any Agent, Issuing Bank or any Lender or any other representative thereof) from time to time party to a Credit Document.
          “Crude Gathering System” means the pipeline system owned by Transportation as of the Effective Date (excluding the pipeline from Broom Station in Caney, Kansas, to the Coffeyville Refinery).
          “Cure Amount” as defined in Section 6.8(e).
          “Cure Right” as defined in Section 6.8(e).
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Company’ and its Subsidiaries’ operations and not for speculative purposes.
          “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
          “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.
          “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.13 or Section 2.14 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.
          “Defaulted Loan” as defined in Section 2.22.
          “Defaulting Lender” as defined in Section 2.22.
          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “Documentation Agent” as defined in the preamble hereto.
          “Dollars” and the sign “$” mean the lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Effective Date” means December 28, 2006, the date on which the conditions precedent set forth in Section 3.1 shall have been satisfied or waived.
          “Effective Date Certificate” means an Effective Date Certificate substantially in the form of Exhibit G-1.
          “Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, no Affiliate of any of Holdings shall be an Eligible Assignee.
          “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, any of Holdings, any of their respective Subsidiaries or any of their respective ERISA Affiliates.
          “Environmental Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising pursuant to or in connection with any actual or alleged violation of, or liability under, any Environmental Law.
          “Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities (including, without limitation, the Consent Decree) relating to (i) environmental matters, including any Hazardous Materials Activity; (ii) occupational safety and health, industrial hygiene; or (iii) the protection of human health (as it relates to Releases of or exposure to Hazardous Materials), the environment or natural resources, in any manner applicable to Holdings or its Subsidiaries or the Facilities.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.
          “ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of any of Holdings or any of their respective Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.
          “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any of Holdings, any of their respective Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any of Holdings, any of their respective Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which would be reasonably likely to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any of Holdings, any of their respective Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of any of Holdings, any of their respective Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential withdrawal liability therefore, or the receipt by any of Holdings, any of their respective Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on any of Holdings, any of their respective Subsidiaries or any of their respective ERISA Affiliates of any material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any of Holdings, any of their respective Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code, in each case that cannot be cured without material liability to Holdings; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.
          “Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
          “Event of Default” means each of the conditions or events set forth in Section 8.1.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
          “Existing Credit Agreement” as defined in the recitals.
          “Existing Lenders” means each financial institution that is a “Lender” as defined in the Existing Credit Agreement.
          “Existing Letters of Credit” means the letters of credit issued for the account of Company under the Existing Credit Agreement outstanding on the Effective Date.

          “Existing Revolving Commitments” means all Commitments of the Existing Lenders to make Revolving Loans (as defined in the Existing Credit Agreement) immediately prior to the effectiveness of this Agreement.
          “Existing Revolving Loans” means the Revolving Loans (as defined in the Existing Credit Agreement) outstanding immediately prior to the effectiveness of this Agreement and made pursuant to Section 2.2 of the Existing Credit Agreement.
          “Existing Tranche C Term Loans” means the Tranche C Term Loans (as defined in the Existing Credit Agreement) made by an Existing Lender to Company pursuant to Section 2.1(a) of the Existing Credit Agreement.
          “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now or hereafter owned, leased, operated or otherwise occupied by any of Holdings or any of their respective Subsidiaries or Affiliates.
          “Fair Share Contribution Amount” as defined in Section 7.2.
          “Fair Share” as defined in Section 7.2.
          “Federal Funds Effective Rate” means for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.
          “Fertilizers” as defined in the preamble hereto.
          “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “Financial Plan” as defined in Section 5.1(i).
          “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

          “Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.
          “Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Lenders, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
          “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
          “Funded LC Issuing Bank” means initially Credit Suisse and thereafter with respect to any Funded Letter of Credit, any Lender (including any Person who is a Lender as of the Effective Date but subsequently, after agreeing to become a Funded LC Issuing Bank, ceases to be a Lender) which, at the request of Company, and with the consent of Administrative Agent (not to be unreasonably withheld), agrees in such Lender’s sole discretion to become a Funded LC Issuing Bank for the purposes of issuing such Funded Letter of Credit, together with its permitted successors and assigns in such capacity.
          “Funding Default” as defined in Section 2.22.
          “Funding Guarantors” as defined in Section 7.2.
          “Funded LC Deposit Bank” means Credit Suisse.
          “Funded Letter of Credit” as defined in Section 2.4(b).
          “Funded Letter of Credit Commitment” means the commitment of a Lender to make or otherwise fund a Credit Linked Deposit and “Funded Letter of Credit Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Funded Letter of Credit Commitment, if any, is set forth in the Register or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Funded Letter of Credit Commitments as of the Effective Date is $150,000,000.
          “Funded Letter of Credit Commitment Period” means the period from the Effective Date to but excluding the Funded Letter of Credit Termination Date.
          “Funded Letter of Credit Exposure” means with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which payments from such Lender’s Credit Linked Deposit have been made (or were required to be made) to a Funded LC Issuing Bank pursuant to Section 2.4(f) at such time and (b) such Lender’s Pro Rata Share of the Funded Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which payments from such Lender’s Credit Linked Deposit have been made (or were required to be made) to a Funded LC Issuing Bank pursuant to Section 2.4(f)); provided that at any time when the Funded Letters of Credit Outstanding is zero, the Funded Letter of Credit Exposure of any Lender shall be equal to such Lender’s Funded Letter of Credit Commitment.
          “Funded Letter of Credit Fee” as defined in Section 2.11(b).

          “Funded Letter of Credit Outstanding” means at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Funded Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Funded Letters of Credit.
          “Funded Letter of Credit Participant” means each Lender having a Funded Letter of Credit Commitment.
          “Funded Letter of Credit Participation” as defined in Section 2.4(h).
          “Funded Letter of Credit Participation Interests” means the right of any Funded Letter of Credit Participant to receive any payments contemplated by this Agreement in respect of such Funded Letter of Credit Participant’s Pro Rata Share of the Credit Linked Deposits in accordance with this Agreement.
          “Funded Letter of Credit Termination Date” means the earliest to occur of (i) the fourth anniversary of the Effective Date; (ii) the date on which the Funded Letters of Credit Outstanding have been reduced to zero pursuant to Section 2.13(b)(iii) and all Credit Linked Deposits have been repurchased by the applicable Lenders; and (iii) the date of the termination of the Funded Letter of Credit Commitments pursuant to Section 8.1.
          “Funding Notice” means a notice substantially in the form of Exhibit A-1.
          “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
          “Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
          “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
          “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
          “Grantor” as defined in the Pledge and Security Agreement.
          “Guaranteed Obligations” as defined in Section 7.1.
          “Guarantor” means each of Holdings and each Domestic Subsidiary of Holdings (other than Company).
          “Guarantor Subsidiary” means each Guarantor other than Holdings.

          “Guaranty” means the guaranty of each Guarantor set forth in Section 7.
          “Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.
          “Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
          “Hedge Agreement” means an Interest Rate Agreement, a Currency Agreement or a Commodity Agreement entered into with a Lender Counterparty in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of Holdings’ or any of its Subsidiaries’ businesses.
          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
          “Historical Financial Statements” means as of the Effective Date, (i) the audited financial statements of Company and its Subsidiaries, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Company and its Subsidiaries as at the most recently ended Fiscal Quarter, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six-or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
          “Holdings” as defined in the preamble hereto.
          “Increased-Cost Lenders” as defined in Section 2.23.
          “Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding (x) trade payables and accrued expenses arising in the ordinary course of business and (y) obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; provided however, in the case of non-recourse Indebtedness, the amount of such Indebtedness shall be limited to the value of the assets securing such indebtedness; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Indebtedness of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; provided that such obligation shall not be deemed Indebtedness unless the underlying obligation would be deemed Indebtedness; (ix) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; provided that such obligation shall not be deemed Indebtedness unless the underlying obligation would be deemed Indebtedness; and (x) all net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, Currency Agreement or Commodity Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement, any Currency Agreement or Commodity Agreement be deemed “Indebtedness” for any purpose under Section 6.8.
          “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), reasonable out-of-pocket costs (including the costs of any Remedial Action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable out-of-pocket expenses and disbursements of any kind or nature whatsoever (including the reasonable out-of-pocket fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the

Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in the engagement letter between GSCP and Company with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.
          “Indemnitee” as defined in Section 10.3.
          “Initial Credit Agreement” means the First Lien Credit and Guaranty Agreement, dated as of June 24, 2005 and amended as of July 8, 2005, by and among Company, Holdings, certain Subsidiaries of Company as Guarantors, GSCP, as joint lead arranger, joint bookrunner, syndication agent, administrative agent and collateral agent, and Credit Suisse, Cayman Islands Branch, as joint lead arranger and joint bookrunner.
          “Installment” as defined in Section 2.12(a).
          “Installment Date” as defined in Section 2.12(a).
          “Intercreditor Agreement” means an Intercreditor Agreement substantially in the form of Exhibit L, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended, to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter period.
          “Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each April 1, July 1, October 1 and January 1 of each year, commencing on April 1, 2007 and the final maturity date of such Loan or the Funded Letter of Credit Termination Date, as applicable; and (ii) any Loan that is a Eurodollar Rate Loan and with respect to the Credit Linked Deposit, the last day of each Interest Period applicable to such Loan or the Credit Linked Deposit, as the case may be; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.
          “Interest Period” means (i) in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six-months, and to the extent available to each applicable Lender, nine- and twelve-months, as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (x) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (y) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date and (ii) in connection with a Credit Linked Deposit, each period initially, commencing on the Effective Date until the first Business Day to occur after April 1, 2007 and (ii) thereafter, a three month period ending the first Business Day after April, July, October and January; provided that a single Interest Period shall at all times apply to all Credit Linked Deposits.
          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Company’s and its Subsidiaries’ operations and not for speculative purposes.
          “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
          “Investment” means (i) any direct or indirect purchase or other acquisition by any Holdings or any of their respective Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Holdings or any of their respective Subsidiaries from any Person (other than Company or any Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by any Holdings or any of their respective Subsidiaries to any other Person (other than Company or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, net of any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
          “IPO” a registered initial public offering of voting Capital Stock of Company, any Holdings, or any Parent.
          “Issuance Notice” means an Issuance Notice substantially in the form of Exhibit A-3.
          “Issuing Bank” means each of a Funded LC Issuing Bank and a Revolving Issuing Bank.
          “Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease,

pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent reasonably acceptable, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.
          “Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property with an annual rent of $1,000,000 or more, other than (i) any leasehold interest with respect to which Company was not able to obtain a Landlord Consent and Estoppel, despite the use of its commercially reasonable efforts and (ii) any leasehold interest as to which the Collateral Agent shall determine in its reasonable discretion and in consultation with Company that the costs of obtaining a leasehold mortgage with respect thereto are excessive in relation to the value of the security afforded thereby.
          “Lender” means each financial institution listed on the signature pages hereto as a Lender and any other Person that becomes a party hereto pursuant to an Assignment Agreement.
          “Lender Consent Letters” means the lender consent letters authorizing the Administrative Agent to execute this Agreement.
          “Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Hedge Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date or the Effective Date, as the case may be, but subsequently, whether before or after entering into a Hedge Agreement, ceases to be a Lender and any Person who enters into a Hedge Agreement in connection with the transactions contemplated by the Related Agreements prior to the Effective Date and was a Lender as of the Closing Date) including, without limitation, each such Affiliate that enters into a joinder agreement with Collateral Agent.
          “Letter of Credit” means a Revolving Letter of Credit or a Funded Letter of Credit.
          “Letter of Credit Participant” means Revolving Letter of Credit Participants and Funded Letter of Credit Participants.
          “LIBOR” means, with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
          “Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.
          “Loan” means a Tranche D Term Loan, a Revolving Loan, a New Term Loan and a Swing Line Loan.
          “Major Scheduled Turnaround” means (i) with respect to the Coffeyville Refinery, a scheduled shutdown of refinery process units primarily for purposes of conducting maintenance, of at least twenty (20) consecutive days which shutdown shall occur no more than two times prior to the Tranche D Loan Maturity Date and (ii) with respect to the Coffeyville Nitrogen Plan, a scheduled shutdown primarily for purposes of conducting maintenance, of at least seven (7) consecutive days which shutdown shall not occur more than two times in any twenty-four (24) month period.
          “Major Scheduled Turnaround Expenses” means expenses which have been incurred by Company or its Subsidiaries to complete a Major Scheduled Turnaround but only to the extent such amounts would be treated as expenses under GAAP.
          “Management Agreement” means, collectively, each of those certain Management Agreements, dated as of the Closing Date, by and between each Sponsor and Holdings, as such agreements may be amended or modified in accordance with the terms and provisions hereof.
          “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
          “Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the properties, business, assets, liabilities, condition (financial or otherwise) or results of operation of all Holdings and their respective Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits, available to, or conferred upon, any Agent and any Lender or any Secured Party under the Credit Documents.
          “Material Contract” means any contract or other arrangement to which any of Holdings or any of their respective Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, including, without limitation, the Swap Agreement.
          “Material Real Estate Asset’’ means (i) (a) any fee-owned Real Estate Asset having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate annual payments under the term of the lease are less than $1,000,000 per annum or (ii) any Real Estate

Asset that the Collateral Agent has determined in its reasonable judgment after consultation with Company is material to the properties, assets, liabilities, condition (financial or otherwise) results of operation of all Holdings and all of their Subsidiaries, including Company.
          “Minority Investments” means any Person (other than a Subsidiary) in which Holdings or any of its Subsidiaries own capital stock or other equity interests.
          “Moody’s” means Moody’s Investor Services, Inc.
          “Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, supplemented or otherwise modified from time to time.
          “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
          “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
          “Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
          “Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Company or any of its Subsidiaries from such Asset Sale, minus (ii) any actual costs incurred in connection with such Asset Sale, including (a) Taxes paid, payable or reasonably estimated to be payable by seller or any of its Affiliates as a result of such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (c) a reasonable reserve for any liabilities (fixed or contingent) attributable to Seller’s indemnities and representations and warranties to purchase in respect of such Asset Sale, and (d) reasonable and customary fees, commissions and expenses paid by Company or any of its Subsidiaries, as applicable, in connection with such Asset Sale.
          “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Company or any of its Subsidiaries (a) under any all risk property insurance policy in respect of a covered loss thereunder (other than the proceeds of business interruption insurance) or (b) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof or otherwise in connection with the repairs or replacement of affected assets to the extent permitted pursuant to Section 2.14(b), and (b) any actual costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including Taxes paid, payable or reasonably estimated to be payable in connection therewith, reasonable fees and expenses of professional advisors, title and recordation expenses and reasonable indemnification expenses.
          “New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.
          “New Term Loans” as defined in Section 2.4(f).
          “Non-US Lender” as defined in Section 2.20(c).
          “Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation D.
          “Note” means a Tranche D Term Note, a Revolving Loan Note or a Swing Line Note.
          “Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.
          “Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them, the Issuing Banks and Lender Counterparties, under any Credit Document, any Hedge Agreement (including, without limitation, with respect to a Hedge Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Hedge Agreement was entered into) or any Interest Rate Agreements, Currency Agreements and Commodity Agreements entered into with financial institutions other than Lender Counterparties with respect to which the Company has notified the Administrative Agent thereof, such obligations “Specified Secured Hedge Indebtedness”, and in an aggregate amount not to exceed $25,000,000 less the amount of Indebtedness secured by Liens permitted by Section 6.2(u), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.
          “Obligee Guarantor” as defined in Section 7.7.
          “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
          “Parent” means AcquisitionCo and any direct or indirect parent of AcquisitionCo or any corporation or other entity into which AcquisitionCo may be merged or consolidated prior to or in connection with an IPO or which otherwise may be formed by AcquisitionCo and which owns directly or indirectly all of the Capital Stock of Holdings, including CVR Energy, Inc.
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
          “Permitted Acquisition” means any acquisition by Company or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,
          (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
          (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
          (iii) in the case of the acquisition of Capital Stock, no less than 75% (or 51% in the case of non-Guarantor Subsidiaries to the extent permitted by Section 5.10) of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Company in connection with such acquisition shall be owned by Company or a Guarantor Subsidiary thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Sections 5.10 (subject to the exceptions and limitations with respect to non-Guarantor Subsidiaries therein) and/or 5.11, as applicable;
          (iv) Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended for which financial statements are available (as determined in accordance with Section 6.8(d));
          (v) Company shall have delivered to Administrative Agent (A) at least ten (10) Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8; and

          (vi) any Person or assets or division as acquired in accordance herewith (y) shall be in substantially similar business or lines of business in which Company and/or its Subsidiaries are engaged as of the Effective Date or reasonably incidental or ancillary thereto.
          “Permitted Cure Securities” means equity Securities of Holdings having no mandatory redemption, repurchase, repayment or similar requirements prior to the date which occurs six (6) months after the final maturity date of Tranche D Term Loans and upon which all dividends or distributions, at the election of Holdings, may be payable in additional shares of such Security.
          “Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.
          “Permitted Sale Leaseback” means any Sale Leaseback consummated by Company or any of its Subsidiaries after the Effective Date, provided that such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by Company.
          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
          “Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments, E 1527-00 or, if reasonably requested by the Administrative Agent, USEPA’s standards for “All Appropriate Inquiry”, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, and (iii) if reasonably requested by the Administrative Agent, contains (a) an assessment of asbestos-containing materials at such Facility, (b) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials or Hazardous Materials Activity identified as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (c) an assessment of Holdings’, its Subsidiaries’ and the Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein; provided, however, that for items (iii)(b) and (iii)(c) above, the report need only provide cost estimates for matters that could reasonably be expected to result in liability to or expenditures by Holdings or its Subsidiaries in excess of $1,500,000.
          “Pipeline” as defined in the preamble hereto.
          “Platform” as defined in Section 5.1(r).
          “Pledge and Security Agreement” means the First Lien Pledge and Security Agreement executed by Company and each Guarantor on the Effective Date substantially in the form of Exhibit I, as amended, restated, supplemented or otherwise modified from time to time.

          “Principal Office” means, for each of Administrative Agent, Swing Line Lender and the Issuing Banks, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender.
          “Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Tranche D Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche D Term Loan Exposure of that Lender by (b) the aggregate Tranche D Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Revolving Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders; (iii) with respect to all payments, computations and other matters relating to the Funded Letters of Credit or Credit Linked Deposit of any Lender, the percentage obtained by dividing (a) the Funded Letter of Credit Exposure of that Lender by (b) the aggregate Funded Letter of Credit Exposure of all Lenders; and (iv) with respect to all payments, computations and other matters relating to the New Term Loan of any Lender, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender by (b) the aggregate New Term Loan Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Tranche D Term Loan Exposure, Revolving Exposure, Funded Letter of Credit Exposure and New Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Tranche D Term Loan Exposure, the aggregate Revolving Exposure, the aggregate Funded Letter of Credit Exposure and the aggregate New Term Loan Exposure of all Lenders.
          “Projections” as defined in Section 4.8.
          “Qualified IPO” a registered initial public offering of voting Capital Stock of Company, any Holdings, or any Parent (to the extent such registered initial public offering does not result in a Change of Control), which generates gross proceeds of at least $250,000,000 and the proceeds of which are applied to generate a Term Loan Repayment Amount, when aggregated with prepayments pursuant to Sections 2.13 and/or 2.14, of not less than $275,000,000.
          “Qualified Subordinated Indebtedness” means Indebtedness of the Company or any Holdings otherwise permitted to be incurred pursuant to Section 6.1; provided that such Indebtedness is (i) subordinated to the Obligations on terms customary at the time for high-yield subordinated debt securities issued in a public offering, (ii) matures after, and does not require any scheduled amortization or other scheduled payments of principal prior to, the final maturity of the Loans hereunder (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemptions provisions satisfying the requirement of clause (iii) hereof), and (iii) has terms and conditions (other than interest rate, redemption premiums and subordination terms), taken as a whole, that are not materially less favorable to Borrower as the terms and conditions customary at the time for high-yield subordinated debt securities issued in a public offering; provided that a certificate of a Responsible Officer delivered to Administrative Agent at least 15 Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Holdings has determined in good faith that such terms and conditions satisfy the requirements of this definition shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless Administrative Agent notifies Holdings within 10 days of receipt of such certificate that it disagrees with such determination.
          “Ratings Confirmation” means a confirmation of the Company’s corporate family rating of B2 (with a stable outlook) or better by Moody’s and the Company’s corporate or issuer credit rating of B (with a stable outlook) or better by S&P.
          “RCRA Administrative Orders” means (a) the Administrative Order on Consent between the Seller and the EPA dated October 21, 1994 pursuant to RCRA Docket No. VII-94-H-0020; and (b) the Administrative Order on Consent between the Seller and the EPA dated January 12, 1996 pursuant to RCRA Docket No. VII-95-H-0011, in each case including any subsequent amendments thereto.
          “Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.
          “Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.
          “Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.
          “Refining” as defined in the preamble hereto.
          “Refunded Swing Line Loans” as defined in Section 2.3(b)(iv).
          “Register” as defined in Section 2.7(b).
          “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Reimbursement Date” as defined in Section 2.4(d).
          “Related Agreements” means, collectively, the Swap Agreement and the Management Agreement.

          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into or through the indoor or outdoor environment.
          “Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the environment; (ii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iii) any response actions authorized by 42 U.S.C. 9601 et. seq. or applicable state law.
          “Replacement Lender” as defined in Section 2.23.
          “Requisite Class Lenders” means, at any time of determination, (i) for the Class of Lenders having Tranche D Term Loan Exposure, Lenders holding more than 50% of the aggregate Tranche D Term Loan Exposure of all Lenders; (ii) for the Class of Lenders having Revolving Exposure, Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders; (iii) for each Class of Lenders having Funded Letter of Credit Exposure, Lenders holding more than 50% of the aggregate Funded Letter of Credit Exposure of that Class; and (iv) for the Class of Lenders having New Term Loan Exposure, Lenders holding more than 50% of the aggregate New Term Loan Exposure of all Lenders.
          “Requisite Lenders” means one or more Lenders having or holding Tranche D Term Loan Exposure, Revolving Exposure, Funded Letter of Credit Exposure and/or New Term Loan Exposure representing more than 50% of the sum of (i) the aggregate Tranche D Term Loan Exposure of all Lenders, (ii) the aggregate Revolving Letter of Credit Exposure of all Lenders, (iii) the aggregate Funded Letter of Credit Exposure of all Lenders and (iv) the aggregate New Term Loan Exposure of all Lenders.
          “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or Company now or hereafter outstanding, except a dividend or other distribution payable solely in shares of Capital Stock; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or Company now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or Company now or hereafter outstanding; (iv) management or similar fees payable to Sponsors or any of its Affiliates; and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, repurchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to obligations arising as a result of terminations or reductions in the Swap Agreement.
          “Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Revolving Letters of Credit and Swingline Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth in the Register or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Effective Date is $150,000,000.
          “Revolving Commitment Period” means the period from the Effective Date to but excluding the Revolving Commitment Termination Date.
          “Revolving Commitment Termination Date” means the earliest to occur of (i) the sixth anniversary of the Effective Date as such date may be extended pursuant to Section 10.5(e); and (ii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.
          “Revolving Credit Level I Status” means, in the case of Revolving Loans, (a) with respect to any determination made after June 30, 2007, if the Company has not consummated a Qualified IPO, or (b) (i) the Company’s corporate family rating is B3 (regardless of outlook) or lower by Moody’s, or (ii) the Company’s corporate or issuer credit rating is B– (regardless of outlook) or lower by S&P.
          “Revolving Credit Level II Status” means, in the case of Revolving Loans, the Company has not achieved Revolving Credit Level I Status, Revolving Credit Level III Status, or Revolving Credit Level IV Status.
          “Revolving Credit Level III Status” means, in the case of Revolving Loans, (a) the Company has consummated a Qualified IPO, (b) the Company’s corporate family rating is B2 (with a stable outlook) or better by Moody’s, and (c) the Company’s corporate or issuer credit rating is B (with a stable outlook) or better by S&P, but not Revolving Credit Level IV Status.
          “Revolving Credit Level IV Status” means, in the case of Revolving Loans, (a) the Company has consummated a Qualified IPO, (b) the Company’s corporate family rating is B1 (with a stable outlook) or better by Moody’s, and (c) the Company’s corporate or issuer credit rating is B+ (with a stable outlook) or better by S&P.
          “Revolving Credit Status” means the existence of Revolving Credit Level I Status, Revolving Credit Level II Status, Revolving Credit Level III Status, or Revolving Credit Level IV Status, as the case may be. Changes in the Applicable Margin resulting from changes in Revolving Credit Status shall become effective as of the first Business Day following (a) the day that changes in ratings from Moody’s or S&P become effective and/or (as applicable) (b) the day that the Company consummates a Qualified IPO.
          “Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of any Issuing Bank, the aggregate Revolving Letter of Credit Usage in respect of all Revolving Letters of Credit issued by that Lender (net of any participations by Lenders in such

Revolving Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Revolving Letters of Credit or any unreimbursed drawing under any Revolving Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.
          “Revolving Issuing Bank” means with respect to any Revolving Letter of Credit, any Lender (including any Person who is a Lender as of the Effective Date but subsequently, after agreeing to become a Revolving Issuing Bank, ceases to be a Lender) which, at the request of Company, and with the consent of Administrative Agent (not to be unreasonably withheld), agrees in such Lender’s sole discretion to become a Revolving Issuing Bank for the purposes of issuing such Revolving Letter of Credit, together with its permitted successors and assigns in such capacity. As of the Effective Date, Credit Suisse shall be a Revolving Issuing Bank.
          “Revolving Letter of Credit” means a commercial or standby letter of credit issued or to be issued by an Issuing Bank pursuant to this Agreement.
          “Revolving Letter of Credit Participant” as defined in Section 2.4(g).
          “Revolving Letter of Credit Sublimit” means the lesser of (i) $75,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.
          “Revolving Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Revolving Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Revolving Letters of Credit honored by an Issuing Bank and not theretofore reimbursed by or on behalf of Company.
          “Revolving Loan” means a Loan made by a Lender to Company pursuant to Section 2.2(a) and/or 2.22.
          “Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.
          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.
          “Sale Leaseback” means any transaction or series of related transactions pursuant to which Company or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.
          “Second Lien Credit Agreement” means the Second Lien Credit and Guaranty Agreement dated as of June 24, 2005 and amended as of July 8, 2005, among Company, Holdings, GSCP as joint lead arranger, joint bookrunner, syndication agent and Credit Suisse as joint lead arranger, joint bookrunner and administrative agent and the other agents and lenders party thereto.
          “Second Lien Term Loans” means the Second Lien Term Loans in an aggregate principal amount outstanding of $275,000,000 made on the Closing Date under the Second Lien Credit Agreement.
          “Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.
          “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Seller” means Coffeyville Group Holdings, LLC.
          “Series” as defined in Section 2.4(f).
          “Settlement Confirmation” as defined in Section 10.6(b).
          “Settlement Service” as defined in Section 10.6(d).
          “Significant Subsidiary” means any Subsidiary of Holdings now existing or hereafter acquired or formed which, on a consolidated basis for such Subsidiary and all of its Subsidiaries, (i) for the period of the most recent four full Fiscal Quarters of Holdings accounted for more than 5% of the total consolidated revenues of Holdings and its Subsidiaries for such period or (ii) as at the end of the most recent Fiscal Year, was the owner of more than 5% of the total consolidated assets of Holdings and its Subsidiaries as at the end of such Fiscal Year; provided that each of Coffeyville Resources Nitrogen Fertilizers, LLC, Coffeyville Refining & Marketing, LLC and Coffeyville Resources Crude Transportation, LLC shall be a Significant Subsidiary.
          “Solvency Certificate” means a Solvency Certificate of the chief financial officer of Company substantially in the form of Exhibit G-2.
          “Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is

“solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
          “Specified Secured Hedge Indebtedness” as defined in the definition of “Obligations”.
          “Sponsors” means each of (i) GS Capital Partners V Fund, L.P and its Affiliates (excluding portfolio companies) and (ii) Kelso & Company, L.P. and its Affiliates (excluding portfolio companies), and “Sponsors” shall refer collectively to the Persons referred to in clauses (i) and (ii).
          “Stated Amount” of any Letter of Credit means the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.
          “Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR and EURIBOR Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for pro-ration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Subject Transaction” as defined in Section 6.8(d).
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. For purposes hereof, except where otherwise expressly set forth herein, Company shall be deemed a Subsidiary of Holdings.

          “Swap Agreement” means the ISDA Master Agreement dated as of June 24, 2005 by and between J. Aron & Company (or any other subsidiary of The Goldman Sachs Group, Inc. that succeeds to J. Aron & Company) and Company (including the schedules and any credit annex thereto and the confirmations thereunder, including, without limitation, any confirmations entered into after the Closing Date), pursuant to which the parties thereto have entered into certain commodity price derivative transactions, as each may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted herein.
          “Swap Agreement Documents” means the Swap Agreement and each other document executed in connection with the Swap Agreement, and any documents executed in connection with any refinancings or replacements thereof to the extent permitted under Section 6.15, as each such document may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted under Section 6.15.
          “Swing Line Lender” means Credit Suisse in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.
          “Swing Line Loan” means a Loan made by Swing Line Lender to Company pursuant to Section 2.3.
          “Swing Line Note” means a promissory note in the form of Exhibit B-3, as it may be amended, supplemented or otherwise modified from time to time.
          “Swing Line Sublimit” means the lesser of (i) $20,000,000, and (ii) the aggregate unused amount of Revolving Commitments then in effect.
          “Syndication Agent” as defined in the preamble hereto.
          “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.
          “Term Loan” means a Tranche D Term Loan or a New Term Loan.
          “Term Loan Level I Status” means, in the case of Term Loans and Funded Letters of Credit, (a) with respect to any determination made after June 30, 2007, if the Company has not consummated a Qualified IPO, or (b) (i) the Company’s corporate family rating is B3 (regardless of outlook) or lower by Moody’s, or (ii) the Company’s corporate or issuer credit rating is B– (regardless of outlook) or lower by S&P.
          “Term Loan Level II Status” means, in the case of Term Loans and Funded Letters of Credit, the Company has not achieved Term Loan Level I Status, Term Loan Level III Status, or Term Loan Level IV Status.
          “Term Loan Level III Status” means, in the case of Term Loans and Funded Letters of Credit, (a) the Company has consummated a Qualified IPO, (b) the Company’s corporate family rating is B2 (with a stable outlook) or better by Moody’s, and (c) the

Company’s corporate or issuer credit rating is B (with a stable outlook) or better by S&P, but not Term Loan Level IV Status.
          “Term Loan Level IV Status” means, in the case of Term Loans and Funded Letters of Credit, (a) the Company has consummated a Qualified IPO, (b) the Company’s corporate family rating is B1 (with a stable outlook) or better by Moody’s, and (c) the Company’s corporate or issuer credit rating is B+ (with a stable outlook) or better by S&P.
          “Term Loan Maturity Date” means each of the Tranche D Term Loan Maturity Date and the Funded Letter of Credit Termination Date, as applicable.
          “Term Loan Repayment Amount” means the aggregate principal amount of Term Loans actually repaid or prepaid since the Effective Date (excluding repayments of Existing Tranche C Term Loans on the Effective Date) pursuant to Sections 2.12, 2.13(a) and 2.14(d) of this Agreement and excluding any New Term Loans.
          “Term Loan Status” means the existence of Term Loan Level I Status, Term Loan Level II Status, Term Loan Level III Status, or Term Loan Level IV Status, as the case may be. Changes in the Applicable Margin resulting from changes in Term Loan Status shall become effective as of the first Business Day following (a) the day that changes in ratings from Moody’s or S&P become effective and/or (as applicable) (b) the day that the Company consummates a Qualified IPO.
          “Terminal” as defined in the preamble hereto.
          “Terminated Lender” as defined in Section 2.23.
          “Title Policy” as defined in Section 3.1(i)(iv).
          “Total Credit Linked Deposit” means, at any time, the sum of all Credit Linked Deposits at such time, as the same may be reduced from time to time pursuant to Section 2.4(f) or 2.13(b)(iii).
          “Total Funded Letter of Credit Commitment” shall mean the sum of the Funded Letter of Credit Commitments of all the Lenders.
          “Total Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period ending as of the most recently concluded Fiscal Quarter).
          “Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing an Issuing Bank for any amount drawn under any Revolving Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding Swing Line Loans, and (iii) the Revolving Letter of Credit Usage.

          “Tranche D Term Loan” means a Tranche D Term Loan made by a Lender to Company pursuant to Section 2.1(a).
          “Tranche D Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche D Term Loan and “Tranche D Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche D Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Tranche D Term Loan Commitments as of the Effective Date is $775,000,000.
          “Tranche D Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche D Term Loans of such Lender; provided, at any time prior to the making of the Tranche D Term Loans, the Tranche D Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche D Term Loan Commitment.
          “Tranche D Term Loan Maturity Date” means the earlier of (i) the seventh anniversary of the Effective Date, and (ii) the date that all Tranche D Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
          “Tranche D Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.
          “Transaction Costs” means the fees, costs and expenses payable by Holdings, Company or any of Company’s Subsidiaries on or before the Effective Date in connection with the transactions contemplated by the Credit Documents and other credit documents related thereto, and the Related Agreements.
          “Transportation” as defined in the preamble hereto.
          “Type of Loan” means (i) with respect to any Term Loans or any Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan.
          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
          “Unadjusted Eurodollar Rate Component” means that component of the interest costs to Company in respect of a Eurodollar Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate.
          “Unpaid Drawing” as defined in Section 2.4(e).
     1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and Company shall so request, Administrative Agent and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in Section 5.1(e).
     1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. This Agreement restates and replaces, in its entirety, the Existing Credit Agreement; any reference in any of the other Credit Documents to the Existing Credit Agreement (however defined) shall mean this Agreement.
SECTION 2. LOANS AND LETTERS OF CREDIT
     2.1. Tranche D Term Loans.
               (a) Loan Commitments. Subject to the terms and conditions hereof, each Lender having a Tranche D Term Loan Commitment severally agrees to lend to the Company on the Effective Date, a Tranche D Term Loan in an amount equal to such Lender’s Tranche D Term Loan Commitment. Company may make only one borrowing under the Tranche D Term Loan Commitment which shall be on the Effective Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Tranche D Term Loans shall be paid in full no later than the Tranche D Term Loan Maturity Date. Each Lender’s Tranche D Term Loan Commitment shall terminate immediately and without further action on the Effective Date after giving effect to the funding of such Lender’s Tranche D Term Loan Commitment on such date.
               (b) Borrowing Mechanics for the Tranche D Term Loans.
          (i) Company shall deliver to Administrative Agent a fully executed Funding Notice no later than (x) one day prior to the Effective Date in the case of Eurodollar Rate Loans and (y) on the Effective Date in the case of Base Rate Loans.

Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.
          (ii) Each Lender shall make its Tranche D Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Effective Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent set forth in Section 3.4, Administrative Agent shall make the proceeds of the Tranche D Term Loans available to Company on the Effective Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company as designated in writing to Administrative Agent by Company.
     2.2. Revolving Loans.
               (a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Company in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.
               (b) Borrowing Mechanics for Revolving Loans.
          (i) Except pursuant to Section 2.4(d), Revolving Loans shall be made in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.
          (ii) Whenever Company desires that Lenders make Revolving Loans, Company shall deliver to Administrative Agent a telephonic notice promptly (and in any event prior to the actual Credit Extension) followed by a fully executed and delivered Funding Notice no later than 1:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.
          (iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender with reasonable promptness, on the date of receipt of such Funding Notice.
          (iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Principal Office designated by Administrative Agent or such other account as may be designated in writing to Administrative Agent by Company.
     2.3. Swing Line Loans.
               (a) Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender hereby agrees to make Swing Line Loans to Company in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans and the Revolving Commitments shall be paid in full no later than such date.
               (b) Borrowing Mechanics for Swing Line Loans.
          (i) Swing Line Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount.
          (ii) Whenever Company desires that Swing Line Lender make a Swing Line Loan, Company shall deliver to Swing Line Lender a Funding Notice no later than 12:00 p.m. (New York City time) on the proposed Credit Date.
          (iii) Swing Line Lender shall make the amount of its Swing Line Loan available to Borrower not later than 2:00 p.m.(New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars to Borrower’s account specified in notice of Borrowing. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Swing Line Lender shall make the proceeds of such Swing Line Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans to be credited to the account of Company designated in writing to Swing Line Lender by Company.

          (iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by Company pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Company) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Company on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Company, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Company and shall be due under the Revolving Loan Note issued by Company to Swing Line Lender. Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent of the proceeds of such Revolving Loans made by Lenders, including the Revolving Loans deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.17.
          (v) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing

Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.
          (vi) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that Swing Line Lender believed in good faith that all conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made, or the satisfaction of any such condition not satisfied had been waived by the Requisite Lenders prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default or (B) at a time when a Funding Default exists unless Swing Line Lender has entered into arrangements satisfactory to it and Company to eliminate Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Ling Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans.
     2.4. Issuance of Letters of Credit and Purchase of Participations Therein.
               (a) Revolving Letters of Credit. During the Revolving Commitment Period and prior to the date that is thirty days prior to the Revolving Loan Commitment Termination Date, subject to the terms and conditions hereof, each Revolving Issuing Bank agrees to issue Revolving Letters of Credit for the account of Company or any other requesting Credit Party (so long as Company is a co-applicant for such Letter of Credit) in the aggregate amount up to but not exceeding the Revolving Letter of Credit Sublimit; provided, that (i) each Revolving Letter of Credit shall be denominated in Dollars; (ii) the Stated Amount of each Revolving Letter of Credit shall not be less than $50,000 or such lesser amount as is acceptable to the applicable Revolving Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Revolving Letter of Credit Usage exceed the Revolving Letter of Credit Sublimit then in effect; (v) in no event shall any standby Revolving Letter of Credit have an expiration date later than the earlier of (1) the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Revolving Letter of Credit; and (vi) in no event shall any commercial Revolving Letter of Credit (x) have an expiration date later than the earlier of (1) the date that is five Business Days prior to the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such commercial Revolving Letter of Credit or (b) be issued if such commercial Revolving Letter of Credit is otherwise unacceptable to the applicable Revolving Issuing Bank in its reasonable discretion. Subject to the foregoing, a Revolving Issuing Bank may agree that a standby Revolving Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless such Revolving Issuing Bank elects not to extend for any such additional period; provided, a Revolving Issuing Bank shall not extend any such Revolving Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time such Revolving Issuing Bank must elect to allow such extension; provided, further, in the event a Funding Default exists, a Revolving Issuing Bank shall not be required to issue any Revolving Letter of Credit unless Revolving Issuing Bank has entered into arrangements satisfactory to it and Company to eliminate such Revolving Issuing Bank’s risk with respect to the participation in Revolving Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Revolving Letter of Credit Usage.
               (b) Funded Letters of Credit. Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Effective Date and during the Funded Letter of Credit Commitment Period, Company may request that a Funded LC Issuing Bank issue for the account of Company a standby letter of credit or letters of credit under the Funded Letter of Credit Commitment (each, a “Funded Letter of Credit”), provided that each Funded Letter of Credit shall be used by Company solely to support the obligations of Company and its Subsidiaries under the Swap Agreement. Notwithstanding the foregoing, (i) each Funded Letter of Credit shall be denominated in Dollars; (ii) the Stated Amount of each Funded Letter of Credit shall not be less than $5,000,000 or such lesser amount as is acceptable to such Funded LC Issuing Bank; (iii) no Funded Letter of Credit shall be issued the Stated Amount of which, when added to the Funded Letters of Credit Outstanding at such time, would exceed the Total Funded Letter of Credit Commitment or the Total Credit Linked Deposit then in effect; and (iv) in no event shall any standby Funded Letter of Credit have an expiration date later than the earlier of (1) the Funded Letter of Credit Termination Date and (2) the date which is one year from the date of issuance of such standby Funded Letter of Credit; provided that each Funded Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each until the Funded Letter of Credit Termination Date. Each Existing Letter of Credit which is a funded letter credit issued pursuant to the Existing Credit Agreement and outstanding on the Effective Date shall be deemed to be a Funded Letter of Credit hereunder. The Total Funded Letter of Credit Commitment shall terminate on the Funded Letter of Credit Termination Date.

               (c) Notice of Issuance. Whenever any Credit Party desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent and to the relevant Issuing Bank, an Issuance Notice no later than 12:00 p.m. (New York City time) at least three Business Days (in the case of standby letters of credit) or five Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by an Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, an Issuing Bank shall issue the requested Letter of Credit only in accordance with such Issuing Bank’s standard operating procedures. Upon the issuance of any Revolving Letter of Credit or amendment or modification to a Revolving Letter of Credit, the applicable Issuing Bank shall promptly notify each Lender of such issuance, which notice shall be accompanied by a copy of such Revolving Letter of Credit or amendment or modification to a Revolving Letter of Credit and the amount of such Lender’s respective participation in such Revolving Letter of Credit pursuant to Section 2.4(e). Upon the issuance of any Funded Letter of Credit or amendment or modification to a Funded Letter of Credit, the applicable Funded LC Issuing Bank shall promptly notify each Funded Letter of Credit Participant of such issuance, which notice shall be accompanied by a copy of such Funded Letter of Credit or amendment or modification to a Funded Letter of Credit and the amount of such Funded Letter of Credit Participant’s respective participation in such Funded Letter of Credit pursuant to Section 2.4(h).
               (d) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, such Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Company and such Issuing Bank, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, such Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by such Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of such Issuing Bank to Company. Notwithstanding anything to the contrary contained in this Section 2.4(d), Company shall retain any and all rights it may have against an Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Bank.
               (e) Reimbursement by Company of Amounts Drawn or Paid Under Letters of Credit. In the event an Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Company and Administrative Agent, and Company shall reimburse (each such amount so paid until reimbursed an “Unpaid Drawing”) such Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, in the case of Revolving Letters of Credit (i) unless Company shall have notified Administrative Agent and such Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans with respect to any Revolving Letter of Credit, Company shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders to make Revolving Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders shall, on the Reimbursement Date, make Revolving Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Revolving Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by such Revolving Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse such Revolving Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(e) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Company shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(e).
               (f) Repayment by Funded Letter of Credit Participants of Amounts Drawn or Paid Under Funded Letters of Credit. In the event that a Funded LC Issuing Bank makes any payment under any Funded Letter of Credit and Company shall not have repaid such amount in full to such Funded LC Issuing Bank pursuant to Section 2.4(e), such Funded LC Issuing Bank shall notify Administrative Agent and Administrative Agent shall notify each Funded Letter of Credit Participant of such failure, and the Funded LC Deposit Bank shall apply from the Credit Linked Deposits toward the reimbursement of such payment each Funded Letter of Credit Participant’s Pro Rata Share of such unreimbursed payment from the Credit Linked Deposit Account. In the event a Funded LC Issuing Bank applies the Credit Linked Deposits to an unreimbursed disbursement under a Funded Letter of Credit pursuant to the preceding sentence, Company shall have the right, within 5 Business Days of the relevant Reimbursement Date, (provided no Default or Event of Default shall have occurred and be continuing) to pay over to Administrative Agent in reimbursement thereof an amount equal to the full amount of such unreimbursed disbursement, and such payment shall be applied by Administrative Agent in accordance with clause (ii) of the immediately following sentence. Promptly following receipt by Administrative Agent of any payment by Company in respect of any disbursement under a Funded Letter of Credit, Administrative Agent shall distribute such payment (i) to the Funded LC Issuing Bank that issued such Funded Letters of Credit or, (ii) subject to the immediately preceding sentence to the extent payments have been made from the Credit Linked Deposits, to the Credit Linked Deposit Account with respect to such Funded Letter of Credit to be added to the Credit Linked Deposits held by such Funded LC Issuing Bank. Company acknowledges that each payment made pursuant to this paragraph in respect of any unreimbursed payment is required to be made for the benefit of the Funded LC Issuing Bank indicated in the immediately preceding sentence. Any payment made from the Credit Linked Deposit Account (except to the extent of repayment by Company within 5 Business Days of the Reimbursement Date as expressly permitted above) pursuant to this paragraph to reimburse a Funded LC Issuing Bank for any unreimbursed payment shall be deemed an extension of Term Loans made on such date by the Funded Letter of Credit Participants ratably in accordance with their Pro Rata Share of the Total Credit Linked Deposit, and the amount so funded shall permanently reduce the Total Credit Linked Deposit; any amount so funded pursuant to this paragraph shall, on and after the funding date thereof, be deemed to be Term Loans for all purposes hereunder and have the same terms as other Terms Loans hereunder (such deemed Term Loan, a “New Term Loan”). Any New Term Loans deemed made on the same day shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement. In the event that Company is required to reimburse a Funded LC Issuing Bank for any disbursement under a Funded Letter of Credit issued by such Funded LC Issuing Bank, for a period of 91 days following such reimbursement payment by Company, the Funded Letter of Credit Exposures shall be deemed to include (as if such Funded Letter of Credit were still outstanding) for purposes of determining availability for the issuance of any new Funded Letter of Credit during such period, the amount of such reimbursement payment until the end of such 91-day period.
               (g) Lenders’ Purchase of Participations in Revolving Letters of Credit. Immediately upon the issuance of each Revolving Letter of Credit, each Lender having a Revolving Commitment (each, a “Revolving Letter of Credit Participant”) shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the applicable Revolving Issuing Bank a participation in such Revolving Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Company shall fail for any reason to reimburse a Revolving Issuing Bank as provided in Section 2.4(e), such Revolving Issuing Bank shall promptly notify each Revolving Letter of Credit Participant of the unreimbursed amount of such honored drawing and of such Revolving Letter of Credit Participant’s respective participation therein based on such Revolving Letter of Credit Participant’s Pro Rata Share of the Revolving Commitments. Each Revolving Letter of Credit Participant shall make available to such Revolving Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Revolving Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of such Revolving Issuing Bank is located) after the date notified by such Revolving Issuing Bank. In the event that any Revolving Letter of Credit Participant fails to make available to such Revolving Issuing Bank on such business day the amount of such Revolving Letter of Credit Participant’s participation in such Revolving Letter of Credit as provided in this Section 2.4(g), the applicable Revolving Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by such Revolving Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(g) shall be deemed to prejudice the right of any Revolving Letter of Credit Participant to recover from a Revolving Issuing Bank any amounts made available by such Revolving Letter of Credit Participant to a Revolving Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Revolving Letter of Credit in respect of which payment was made by such Revolving Letter of Credit Participant constituted gross negligence or willful misconduct on the part of such Revolving Issuing Bank. In the event a Revolving Issuing Bank shall have been reimbursed by other Revolving Letter of Credit Participants pursuant to this Section 2.4(g) for all or any portion of any drawing honored by such Revolving Issuing Bank under a Revolving Letter of Credit, such Revolving Issuing Bank shall distribute to each Revolving Letter of Credit Participant which has paid all amounts payable by it under this Section 2.4(g) with respect to such honored drawing such Revolving Letter of Credit Participant’s Pro Rata Share of all payments subsequently received by such Revolving Issuing Bank from Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Revolving Letter of Credit Participant at its primary address set forth below its name on Appendix B or at such other address as such Revolving Letter of Credit Participant may request.
               (h) Funded Letter of Credit Participant’s Purchase of Participations in Funded Letters of Credit. On the Effective Date, without any further action on the part of the Funded LC Issuing Bank or the Lenders, the Funded LC Issuing Bank hereby grants to each Funded Letter of Credit Participant, and each such Funded Letter of Credit Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Funded LC Issuing Bank that has issued any Funded Letter of Credit, without recourse or warranty, an undivided interest and participation (each, a “Funded Letter of Credit Participation”) in the reimbursement obligation for each Funded Letter of Credit that may be issued pursuant to Section 2.4(b) equal to such Funded Letter of Credit Participant’s Pro Rata Share of the aggregate amount available to be drawn under each such Funded Letter of Credit and the Funded Letter of Credit Participation Interests in respect thereof together with rights to receive payments under Section 2.4(i)(iv). The aggregate purchase price for the Funded Letter of Credit Participations of each Funded Letter of Credit Participant shall equal the amount of the Funded Letter of Credit Commitment of such Funded Letter of Credit Participant paid to the Administrative Agent on the Effective Date pursuant to the next sentence, and, unless and until the Funded Letter of Credit Termination Date has occurred and all Funded Letters of Credit issued by a Funded LC Issuing Bank have expired without draw, or to the extent of any draws, have been reimbursed in full, or are cash collateralized by Company pursuant to Section 2.4(i)(iv), each such Credit Linked Deposit held by a Funded LC Issuing Bank shall be the property of such Funded LC Issuing Bank as the consideration paid by each such Funded Letter of Credit Participant as it relates to any Funded Letters of Credit issued or deemed issued by such Funded LC Issuing Bank. Each Funded Letter of Credit Participant shall pay to Administrative Agent in full on the Effective Date an amount equal to such Funded Letter of Credit Participant’s Funded Letter of Credit Commitment, and Administrative Agent shall immediately transfer and allocate such Credit Linked Deposits to such Funded LC Issuing Bank. Each Funded Letter of Credit Participant hereby absolutely and unconditionally agrees that if a Funded LC Issuing Bank makes a disbursement in respect of any Funded Letter of Credit issued by such Funded LC Issuing Bank which is not reimbursed by Company on the date due pursuant to Section 2.4(e), or is required to refund any reimbursement payment in respect of any Funded Letter of Credit issued or deemed issued by such Funded LC Issuing Bank to Company for any reason, the amount of such disbursement shall be satisfied, ratably as among the Funded Letter of Credit Participants in accordance with their Pro Rata Share (with the Administrative Agent having the responsibility to determine and keep record of the Pro Rata Shares of the Funded Letter of Credit Participants for this purpose and all other purposes hereunder) of the Total Credit Linked Deposit from the Credit Linked Deposit paid to the Funded LC Issuing Bank. Without limiting the foregoing, each Funded Letter of Credit Participant irrevocably authorizes the Administrative Agent and such Funded LC Issuing Bank to apply amounts of the Credit Linked Deposits as provided in this paragraph.
               (i) Credit Linked Deposit Account.
                    (i) Subject to the terms and conditions hereof, each Funded Letter of Credit Participant severally agrees to make, on the Effective Date, a payment to Administrative Agent in an amount equal to such Funded Letter of Credit Participant’s Funded Letter of Credit Commitment and Administrative Agent shall use such payments to establish a Credit Linked Deposit Account at the Funded LC Deposit Bank. The Credit Linked Deposits paid to the Funded LC Deposit Bank shall be held in the Credit Linked Deposit Account, and no party other than the Funded LC Deposit Bank shall have a right of withdrawal from the Credit Linked Deposit Account or any other right, power or interest in or with respect to the Credit Linked Deposits, except as expressly set forth in Section 2.4(f), (h), (i) and 2.13(b)(iii). Notwithstanding any provision in this Agreement to the contrary, the sole funding obligation of each Funded Letter of Credit Participant in respect of its Funded Letter of Credit Commitment and Funded Letter of

Credit Participation shall be satisfied in full upon the payment of its purchase price on the Effective Date.
                    (ii) Each of Company, Administrative Agent, the Funded LC Deposit Bank and each Funded Letter of Credit Participant hereby acknowledges and agrees that (x) each Funded Letter of Credit Participant is making its payment on the Effective Date pursuant to Section 2.4(i)(i) to be paid into the Credit Linked Deposit Account for application in the manner contemplated by Sections 2.4(f) and (h) and (y) and that the Funded LC Deposit Bank has agreed to invest, or cause to be invested, the funds on deposit in the Credit Linked Deposit Account so as to earn for the account of each Funded Letter of Credit Participant a return on its Credit Linked Deposit of such funds at a rate per annum equal to (i) the Adjusted Eurodollar Rate for the applicable Interest Period minus (ii) (1) 0.10% per annum (based on a 360 day year) or (2) such lesser rate as may be agreed upon between the Administrative Agent, the Funded LC Issuing Bank and Company. Such interest will be paid to the Funded Letter of Credit Participants by or on behalf of Administrative Agent quarterly in arrears when Funded Letter of Credit Fees are payable pursuant to Section 2.11(b). The Company agrees it shall pay a fee to the Administrative Agent, for the account of each Funded Letter of Credit Participant, quarterly in arrears when Funded Letter of Credit Fees are payable pursuant to Section 2.11(b), in an amount equal to (x) 0.10% per annum (based on a 360 day year) or (y) such lesser rate as may be agreed upon between the Administrative Agent, the Funded LC Issuing Bank and Company pursuant to clause (y)(ii)(2) above of this Section 2.4(i)(ii), in each case of the Credit Linked Deposit of such Funded Letter of Credit Participant.
                    (iii) Company shall have no right, title or interest in or to the Credit Linked Deposits and no obligations with respect thereto (except for the reimbursement obligations in respect of Funded Letters of Credit provided in Sections 2.4(e), (f) and (h)), it being acknowledged and agreed by the parties hereto that the making of the Credit Linked Deposits by the Funded Letter of Credit Participants, the payments to the Funded Letter of Credit Participants contemplated in Section 2.4(i)(ii), the provisions of this Section 2.4(i)(iii) and the application of the Credit Linked Deposits in the manner contemplated by Sections 2.4(f) and (h) constitute agreements among Administrative Agent, the Funded LC Issuing Bank and the Funded Letter of Credit Participants with respect to payments of each Funded Letter of Credit Participant in respect of its Funded Letter of Credit Participation and do not constitute any loan or extension of credit to Company.
                    (iv) Following the occurrence of any of the events identified in clauses (i), (ii) or (iii) of the definition of Funded Letter of Credit Termination Date (but solely in the case of clause (ii), only to the extent at such time Company shall have paid all outstanding obligations then due and payable under this Agreement), and subject to Company’s cash collateralization to the extent of a Funded LC Issuing Bank’s outstanding Funded Letters of Credit, in an amount (but in no event greater than 105% of the aggregate undrawn face amount) and manner reasonably satisfactory to the Collateral Agent and the Funded LC Issuing Bank that issued such Funded Letters of Credit (which cash collateralization is hereby expressly required of Company on any Funded Letter of Credit Termination Date), such Funded LC Issuing Bank shall repurchase the Funded

Letter of Credit Participation Interests from each Funded Letter of Credit Participant in an amount equal to such Funded Letter of Credit Participant’s Pro Rata Share (whereupon such amount that has been so paid shall no longer be considered the property of the Funded LC Issuing Bank).
               (j) Obligations Absolute. The obligation of Company to reimburse each Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(e) and the obligations of Lenders under Sections 2.4(f), (g) and (h) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), such Issuing Bank, Lender or any other Person or, in the case of a Lender, against Company, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by such Issuing Bank under any Letter of Credit against presentation of a draft or other document which substantially complies with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by an Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Bank under the circumstances in question.
               (k) Indemnification. Without duplication of any obligation of Company under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Company hereby agrees to protect, indemnify, pay and save harmless each Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, reasonable out-of-pocket costs, charges and expenses (including reasonable out-of-pocket fees, expenses and disbursements of counsel), other than Taxes, which such Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of such Issuing Bank or (2) the wrongful dishonor by such Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of such Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.
               (l) Swap Agreement Support. Notwithstanding anything herein to the contrary, on the Effective Date, Company shall have requested issuance of, and shall maintain, Funded Letters of Credit in an aggregate amount of not less $150,000,000 as credit support with respect to the Swap Agreement.
               (m) Existing Letters of Credit. Company, the Agents, each Issuing Bank and the Lenders acknowledge the issuance of the Existing Letters of Credit and agree that, as of the Effective Date, such Existing Letters of Credit shall constitute Revolving Letters of Credit and Funded Letters of Credit, as applicable, pursuant to the terms and conditions of this Agreement and the other Credit Documents.
     2.5. Pro Rata Shares; Availability of Funds.
               (a) Pro Rata Shares. All Loans and Credit Linked Deposits shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment, Funded Letter of Credit Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan or Credit Linked Deposit requested hereunder or purchase a participation required hereby.
               (b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.
     2.6. Use of Proceeds. The proceeds of the Tranche D Term Loans made on the Effective Date shall be applied by Company to (i) repay in full the Existing Tranche C Term Loans, the Existing Revolving Loans and the Second Lien Term Loans outstanding on such date and (ii) pay a dividend in the amount of $250,000,000 to its existing shareholders. The proceeds of the Revolving Loans, Swing Line Loans and Revolving Letters of Credit made on and after the Effective Date shall be applied by Company for working capital and general corporate purposes of Company and its Subsidiaries, including Permitted Acquisitions (but not for the explicit purpose of repayment or prepayment of Loans). The proceeds available under the Funded Letter of Credit Commitments shall be used solely to provide credit support to Company’s obligations under the Swap Agreement. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.
     2.7. Evidence of Debt; Register; Lenders’ Books and Records; Notes.
               (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans and the Credit Linked Deposits made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any applicable Loans or Credit Linked Deposits; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
               (b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments, Loans and the Credit Linked Deposits of each Lender from time to time (the “Register”). The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Revolving Commitments, the Loans and the Credit Linked Deposits in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Loans or the Credit Linked Deposits, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any Loan or the Credit Linked Deposits. Company hereby designates Credit Suisse to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Company hereby agrees that, to the extent Credit Suisse serves in such capacity, Credit Suisse and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
               (c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Effective

Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Effective Date (or, if such notice is delivered after the Effective Date, promptly after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Tranche D Term Loan, Revolving Loan or Swing Line Loan, as the case may be. Upon the repayment in full of the Existing Tranche C Term Loans any Notes evidencing such Existing Tranche C Term Loans shall be deemed paid in full. Upon the repayment in full of the Existing Revolving Loans and the reduction of the Existing Revolving Loans to zero any Notes evidencing such Existing Revolving Loans shall be deemed paid in full.
     2.8. Interest on Loans.
               (a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
          (i) in the case of Revolving Loans:
                    (1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
                    (2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin;
          (ii) in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin; and
          (iii) in the case of Term Loans (including, without limitation, Unpaid Drawings of the Funded Letters of Credit):
                    (1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
                    (2) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin.
               (b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, until the Arrangers notify Company that the primary syndication of the Loans and Revolving Commitments has been completed, as reasonably determined by the Arrangers in accordance with the engagement letter with the Company, the Tranche D Term Loans shall be maintained as either (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be continued as the same Type of Loan.
               (c) In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. As soon as practicable on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.
               (d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
               (e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

               (f) Company agrees to pay to each Revolving Issuing Bank, with respect to drawings honored under any Revolving Letter of Credit issued by such Revolving Issuing Bank, interest on the amount paid by such Revolving Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Company at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.
               (g) Company agrees to pay to such Funded LC Issuing Bank, with respect to drawings honored under any Funded Letter of Credit issued by such Funded LC Issuing Bank, interest on the amount paid by such Funded LC Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Company or from Credit Linked Deposits at a rate equal to, for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Term Loans that are Base Rate Loans.
               (h) Interest payable pursuant to Sections 2.8(f) or (g) shall be computed on the basis of a 365/366 day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by an Issuing Bank of any payment of interest pursuant to Section 2.8(f) or (g), such Issuing Bank shall distribute to each Letter of Credit Participant, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Letter of Credit Participant would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event an Issuing Bank shall have been reimbursed by Letter of Credit Participants for all or any portion of such honored drawing, such Issuing Bank shall distribute to each Letter of Credit Participant which has paid all amounts payable by it under Section 2.4(h) with respect to such honored drawing such Letter of Credit Participant’s Pro Rata Share of any interest received by such Issuing Bank in respect of that portion of such honored drawing so reimbursed by Letter of Credit Participants for the period from the date on which such Issuing Bank was so reimbursed by Letter of Credit Participants to but excluding the date on which such portion of such honored drawing is reimbursed by Company.
     2.9. Conversion/Continuation.
               (a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:

          (i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Company shall pay all amounts due under Section 2.18 in connection with any such conversion; or
          (ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.
               (b) Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.
     2.10. Default Interest. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by applicable law, any overdue amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
     2.11. Fees.
               (a) Company agrees to pay to Lenders having Revolving Exposure:
          (i) commitment fees equal to (1) the average of the daily difference between (a) the Revolving Commitments and (b) the Total Utilization of Revolving Commitments, times (2) 0.50% per annum; and
          (ii) letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the average aggregate daily maximum amount available to be drawn under all such Revolving Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).
All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.
               (b) Company agrees to pay to Administrative Agent for the ratable benefit of each Lender having Funded Letter of Credit Exposure a fee in respect of such Lender’s Pro Rata Share of the Credit Linked Deposits (the “Funded Letter of Credit Fee”), for the period from and including the Effective Date to but excluding the date on which final payment is made to such Lender pursuant to Section 2.4(i)(iv), computed at the per annum rate for each date equal to (x) the Applicable Margin for Credit Linked Deposits then in effect for Funded Letters of Credit times (y) the average daily amount of such Credit Linked Deposit.
               (c) Company agrees to pay directly to each Issuing Bank, for its own account, the following fees:
          (i) a fronting fee equal to 0.25%, per annum, times the average aggregate daily maximum amount available to be drawn under all Revolving Letters of Credit issued by such Issuing Bank (determined as of the close of business on any date of determination);
          (ii) a fronting fee equal to 0.125%, per annum, times the average aggregate daily maximum amount available to be drawn under all Funded Letters of Credit issued by such Issuing Bank (determined as of the close of business on any date of determination); and
          (iii) such documentary and processing charges for any amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
               (d) All fees referred to in Sections 2.11(a), (b) and (d) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.
               (e) All fees referred to in Sections 2.11(a), (b), (c) and (d) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on the first Business Day of each April, July, October, and January 1 of each year during the Revolving Commitment Period or the Funded Letter of Credit Commitment Period, as applicable, commencing on the first Business Day of April 2007.
               (f) In addition to any of the foregoing fees, Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

     2.12. Scheduled Payments/Commitment Reductions.
               (a) Scheduled Installments. (i) The principal amounts of the Tranche D Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) on the four quarterly scheduled Interest Payment Dates applicable to Term Loans (each, an “Installment Date”), commencing on the first Business Day of April 2007, in a principal amount equal to (x) the principal amount of Tranche D Term Loans outstanding on such Installment Date multiplied by (y) the percentage set forth below opposite such Installment Date:

Installment Date	Installments
Each Installment Date prior to April 1, 2013	0.25%

Each Installment Date during the period commencing April 1, 2013 through the Term Loan Maturity Date	23.5%
               (b) Amortization of New Term Loans. In the event any New Term Loans are deemed made, such New Term Loans shall be repaid on each Installment Date occurring on or after the date on which such New Term Loans are deemed made pursuant to Section 2.4(f) in an amount equal to (i) the aggregate principal amount of such New Term Loans, times (ii) the ratio (expressed as a percentage) of (y) the amount of all other Term Loans being repaid on such date on which such New Term Loans are deemed made pursuant to Section 2.4(f) to (z) the total aggregate principal amount of all other Term Loans outstanding on such deemed date of making of such New Term Loans.
Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans, as the case may be, in accordance with Sections 2.13, 2.14 and 2.15, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date.
     2.13. Voluntary Prepayments/Commitment Reductions.
               (a) Voluntary Prepayments.
          (i) Any time and from time to time:
                    (1) with respect to Base Rate Loans or Eurodollar Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount; and

                    (2) with respect to Swing Line Loans, Company may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $100,000, and in integral multiples of $100,000 in excess of that amount.
          (ii) All such prepayments shall be made:
                    (1) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans;
                    (2) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and
                    (3) upon written or telephonic notice on the date of prepayment, in the case of Swing Line Loans;
in each case given to Administrative Agent or Swing Line Lender, as the case may be, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly notify each Lender) or Swing Line Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.15(a).
               (b) Voluntary Commitment Reductions.
          (i) Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount.
          (ii) Company’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.
          (iii) Subject to the requirements of the Swap Agreement, upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to Administrative Agent at Administrative Agent’s Principal Office (which notice Administrative Agent shall promptly notify to the Funded LC Issuing Bank and each of the Lenders), Company shall have the right, without premium or penalty, on any day, permanently to reduce the Credit Linked Deposits in whole or in part, provided that (i) any partial reduction pursuant to this Section 2.13(b)(iii) shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount, and (ii) after giving effect to such reduction and to any cancellation or cash collateralization (pursuant to Section 2.4(h) or otherwise) of Funded Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Funded Letter of Credit Exposures shall not exceed the Total Credit Linked Deposit. In the event the Credit Linked Deposits shall be reduced as provided in the immediately preceding sentence, the Funded LC Issuing Bank shall repurchase the Funded Letter of Credit Participation Interests in respect of such reduced Credit Linked Deposits held by the Funded Letter of Credit Participants with the Credit Linked Deposits held by such Funded LC Issuing Bank (such repurchase price to be deposited by such Funded LC Issuing Bank with Administrative Agent) and Administrative Agent shall repay such amount to the Funded Letter of Credit Participants ratably in accordance with their Pro Rata Shares of the Total Credit Linked Deposit (as determined immediately prior to such reduction).
     2.14. Mandatory Prepayments/Commitment Reductions.
               (a) Asset Sales. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds, Company shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Company shall have the option, directly or through one or more of its Subsidiaries, to invest Net Asset Sale Proceeds within twelve months of receipt thereof (or within eighteen months of receipt if a binding agreement to reinvest is entered into within twelve months of receipt) in long-term productive or other capital assets of the general type used in the business of Company and its Subsidiaries (including for Permitted Acquisitions); provided further, pending any such investment all such Net Asset Sale Proceeds shall be applied to temporarily prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).
               (b) Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Company shall prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Default or Event of Default shall have occurred and be continuing, Company shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within twelve months of receipt thereof (or within eighteen months of receipt if a binding agreement to reinvest is entered into within twelve months of receipt) in long term productive or other capital assets of the general type used in the business of Holdings and its Subsidiaries (including for Permitted Acquisitions), which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, pending any such investment all such Net Insurance/Condemnation

Proceeds, as the case may be, shall be applied to temporarily prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments).
               (c) Issuance of Debt. No later than the first Business Day following the receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Company shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
               (d) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2007), Company shall, no later than ninety days after the end of such Fiscal Year, prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 75% of such Consolidated Excess Cash Flow less 100% of voluntary prepayments made during that Fiscal Year pursuant to Section 2.13 (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayment); provided, for any Fiscal Year (commencing with Fiscal Year 2008) Company shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to (i) 50% of such Consolidated Excess Cash Flow if the Total Leverage Ratio as at the end of such Fiscal Year is less than 1.50:1.00 and (ii) 25% of such Consolidated Excess Cash Flow if the Total Leverage Ratio as at the end of such Fiscal Year is less than 1.00:1.00, in each case less 100% of voluntary prepayments made during that Fiscal Year pursuant to Section 2.13 (excluding repayments of Revolving Loans or Swing Line Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayment).
               (e) Issuance of Equity. No later than the first Business Day following the receipt by any of Parent, Holdings or any of Subsidiary of Holdings of any Cash proceeds from any IPO or secondary registered offering of any equity interests of Parent, Holdings or any of Subsidiary of Holdings, Company shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to 100% of such cash proceeds received for all such offerings, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, until the aggregate amount of such proceeds applied to repay the Term Loans pursuant to this Section 2.14(e) is equal to $280,000,000 (less the amount of all other prepayments pursuant to Sections 2.13 and 2.14 made in connection with a Qualified IPO).
               (f) Revolving Loans and Swing Loans. Company shall from time to time prepay first, the Swing Line Loans, and second, the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

               (g) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.14(a) through 2.14(e), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
               (h) Effective Date. Notwithstanding the foregoing, upon its receipt of the proceeds of the Tranche D Term Loans, Company shall apply a portion of such proceeds sufficient to (i) (A) prepay in full the Existing Tranche C Term Loans, (B) pay all accrued and unpaid interest and fees, if any, on all Existing Tranche C Term Loans, and (C) pay all other Obligations then due and owing to the Existing Lenders, in their capacity as such, under the Existing Credit Agreement and (ii) (A) prepay in full the Second Lien Term Loans, (B) pay all accrued and unpaid interest and fees, if any, on all Second Lien Term Loans, and (C) pay all other Obligations then due and owing to the Lenders (as defined in the Second Lien Credit Agreement), in their capacity as such, under the Second Lien Credit Agreement.
     2.15. Application of Prepayments/Reductions.
               (a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.13(a) shall be applied as specified by Company in the applicable notice of prepayment; provided, in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:
          first, to repay outstanding Swing Line Loans (without reducing the Revolving Commitments or Swing Line Sublimit) to the full extent thereof;
          second, to repay outstanding Revolving Loans (without reducing the Revolving Commitments) to the full extent thereof; and
          third, to prepay the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof).
          Any prepayment of any Term Loans pursuant to Section 2.13(a) shall be further applied to scheduled Installments of such Term Loans within the twelve months following such prepayments and thereafter on a pro rata basis to reduce the scheduled remaining Installments of principal on such Term Loan.
               (b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.14(a) through 2.14(e) shall be applied as follows:

          first, to prepay Term Loans on a pro rata basis and further applied to scheduled Installments of such Term Loans within the twelve months following such prepayments and thereafter on a pro rata basis to the remaining scheduled Installments of principal;
          second, to prepay the Swing Line Loans to the full extent thereof and to permanently reduce the Revolving Commitments by the amount of such prepayment;
          third, to prepay the Revolving Loans to the full extent thereof;
          fourth, to prepay outstanding reimbursement obligations with respect to Revolving Letters of Credit and Funded Letters of Credit on a pro rata basis; and
          fifth, to cash collateralize Revolving Letters of Credit and Funded Letters of Credit on a pro rata basis.
               (c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.18(c).
     2.16. General Provisions Regarding Payments.
               (a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.
               (b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid without premium or penalty subject to Section 2.18(c).
               (c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.
               (d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected

Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
               (e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, and otherwise provided herein, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.
               (f) Company hereby authorizes Administrative Agent to charge Company’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
               (g) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full.
               (h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.2 of the Pledge and Security Agreement.
     2.17. Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the

“Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
     2.18. Making or Maintaining Eurodollar Rate Loans.
          (a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and reasonable means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.
          (b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Effective Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected

Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.18(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.
          (c) Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender and the Funded LC Issuing Bank, upon written request by such Lender or such Funded LC Issuing Bank, as applicable (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans or make its Credit Linked Deposits and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender or such Funded LC Issuing Bank may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company; (iv) if any Credit Linked Deposit is reduced prior to the last day of the Interest Period applicable thereto (including as a result of an Event of Default) or any Credit Linked Deposit is not reduced on the date specified in any notice delivered pursuant hereto; or (v) if any Credit Linked Deposit held by such Funded LC Issuing Bank is reduced in order to reimburse such Funded LC Issuing Bank pursuant to Sections 2.4(f) or 2.4(h); provided, Company shall not be obligated to compensate any Lender or Funded LC Issuing Bank for any such losses, expenses or liabilities attributable to any such circumstance occurring prior to the date that is 90 days prior to the date on which such Lender or Funded LC Issuing Bank requested such compensation from Company.
          (d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.
          (e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18, Section 2.19 and Section 2.20 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18, Section 2.19 and Section 2.20.
     2.19. Increased Costs; Capital Adequacy.
          (a) Compensation For Increased Costs. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include each Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that is issued and becomes effective after the Effective Date, or compliance by such Lender with any guideline, request or directive issued or made after the Effective Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional stamp or documentary tax or any other excise taxes or similar charges or levies with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans or Credit Linked Deposits that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans or Credit Linked Deposits hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
          (b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include each Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Effective Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments, Letters of Credit or Credit Linked Deposits, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
     2.20. Taxes; Withholding, etc.

          (a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.
          (b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any Tax imposed by the United States of America or any political subdivision thereof (which Tax shall (i) exclude any tax imposed by a Governmental Authority as a result of a connection or former connection between such Lender or Administrative Agent (as the case may be) and the jurisdiction imposing such Tax, including without limitation, any connection arising from being a citizen, domiciliary or resident of such jurisdiction, being organized in such jurisdiction, or having a permanent establishment or fixed place of business therein, but excluding any connection arising solely from the rights and obligations as a Lender, or the activities of such Lender, pursuant to or in respect of this Agreement or the Credit Documents, and (ii) include any tax (other than a net income tax) imposed both as a result of a connection between a Lender or Administrative Agent (as the case may be) and the jurisdiction imposing such tax and as a result of a connection between the Company and the jurisdiction imposing such tax) from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include each Issuing Bank for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made after deduction for all Taxes not indemnified hereunder and for which additional amounts are not payable hereunder; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid under clause (ii) or (iii) above except to the extent that the deduction, withholding or payment in respect of which such additional amount is required to be paid results from a change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, after the Effective Date (in the case of each Lender listed on the signature pages hereof on the Effective Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) relating to such requirement for a deduction, withholding or payment (or the rate thereof) from that in effect at the Effective Date or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Company with respect to Taxes pursuant to this Section 2.20.
          (c) Evidence of Exemption From U.S. Withholding Tax. Each Lender (or other Person beneficially entitled to receive payments under the Credit Documents) that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Company, on or prior to the Effective Date (in the case of each Lender party hereto on the Effective Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8ECI (or any successor forms) or, if such Lender or other Person is unable to deliver such forms, two original copies of Internal Revenue Service Form W-8BEN (or any successor forms), properly completed and duly executed by such Lender (or, in the case of a pass-through entity, each of its beneficial owners), and such other documentation required under the Internal Revenue Code or reasonably requested in writing by Company to establish that such Lender (or, in the case of a pass-through entity, each of its beneficial owners) is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot comply with clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender (or, in the case of a pass-through entity, each of its beneficial owners), and such other documentation required under the Internal Revenue Code or reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender making a Loan to Company that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) and is not a person whose name indicates that it is an “exempt recipient” (as such term is defined in Section 1.6049-4(c)(ii) of the United States Treasury Regulations) shall deliver to Company on or prior to the Effective Date (in the case of each Lender party hereto on the Effective Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company (in the reasonable exercise of its discretion) two original copies of Form W-9 (or successor forms). Notwithstanding anything to the contrary, each Lender shall not be obligated to submit any form that such Lender is legally not eligible to deliver; provided, however, that each such Lender shall notify Company in writing of such ineligibility. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-9, W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender (or, in the case of a pass-through entity, each of its beneficial owners), and such other documentation required under the Internal Revenue Code or reasonably requested by Company to confirm or establish that such Lender (or, in the case of a pass-through entity, each of its beneficial owners) is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount with respect to any Lender under Section 2.20(b)(ii) or (iii) if such Lender is eligible to, but shall have failed to deliver the forms, certificates or other evidence referred to in this Section 2.20(c); provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Effective Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Company of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein to the extent of any withholding or deduction that cannot be avoided by submission of forms similar to those described in this Section 2.20(c).
          (d) If any Lender determines, in its reasonable discretion, that it has received a refund of any Taxes as to which it has been indemnified by Company or with respect to which Company has paid additional amounts pursuant to Section 2.19 or Section 2.20, it shall promptly pay over such refund to Company (but only to the extent of indemnity payments made, or additional amounts paid, by Company under Section 2.19 or Section 2.20 with respect to Taxes giving rise to such refund), net of all out-of-pocket expenses such Lender and without interest (other than any interest paid by the relevant taxing jurisdiction with respect to such refund); provided, that Company, upon the request of such Lender, agrees to repay the amount paid over Company (plus any penalties, interest or other charges imposed by the relevant taxing jurisdiction) to such Lender in the event such Lender is required to repay such refund to such taxing jurisdiction.

     2.21. Obligation to Mitigate. Each Lender (which term shall include each Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its reasonable discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.
     2.22. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender, other than at the direction or request of any regulatory agency or authority, defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or its portion of any unreimbursed payment under Section 2.3(b)(iv) or 2.4(e) or to fund its Credit Linked Deposit (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if Company so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if Company so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c)(i) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Revolving Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such

Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.11 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender and (ii) such Defaulting Lender shall not be entitled to receive any Funded Letter of Credit Fees pursuant to Section 2.11 with respect to such Lenders’ Credit Linked Deposit in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment or Credit Linked Deposit of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.
     2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Tranche D Term Loan Commitments, Revolving Commitments and Credit Linked Deposits, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans and Credit Linked Deposits of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18(c), 2.19 or 2.20 or otherwise as if it were a prepayment; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, Company may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Company shall have caused each outstanding Letter of Credit issued thereby to be cancelled or cash collateralized. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Tranche D Term Loan Commitments, Revolving Commitments and Credit Linked Deposits, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
SECTION 3. CONDITIONS PRECEDENT
     3.1. Effective Date. The obligation of any Lender to make a Credit Extension on the Effective Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Effective Date; provided, however, that if the conditions set forth in clauses (i), (j) (other than with respect to the filing of UCC financing statements and delivery of required stock certificates) and (m) of this Section 3.1, are not satisfied or waived on such date after Company has used commercially reasonable best efforts to do so, such conditions (assuming all other conditions set forth in this Section 3.1 have been satisfied or waived on such date) automatically be converted into covenants to accomplish the satisfaction of the applicable matters described in such conditions as soon as is reasonably practicable but in any event within 60 days after the Effective Date:
          (a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document executed and delivered by each applicable Credit Party for each Lender.
          (b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) a copy of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Effective Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Effective Date, certified as of the Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Effective; and (v) such other constitutive or organizational documents as Administrative Agent may reasonably request.
          (c) [Reserved].

          (d) Credit Linked Deposit. On the Effective Date, each Funded Letter of Credit Participant shall have made a payment to Administrative Agent in an amount equal to such Funded Letter of Credit Participant’s Funded Letter of Credit Commitment and Administrative Agent shall establish a Credit Linked Deposit Account at the Funded LC Issuing Bank.
          (e) [Reserved].
          (f) Existing Indebtedness. On the Effective Date, Holdings and its Subsidiaries shall have (i) repaid in full all Existing Tranche C Term Loans and the Second Lien Term Loans with the proceeds of the Tranche D Term Loans, (ii) terminated any commitments to lend or make other extensions of credit under the Existing Credit Agreement, and (iii) terminate the funded letter of credit facility under the Existing Credit Agreement.
          (g) Transaction Costs. On or prior to the Effective Date, the Company shall have paid all fees, costs and expenses owing to the Administrative Agent and its counsel invoiced to Company on or before the Effective Date and reimbursable by the Company under the terms of the Existing Credit Agreement.
          (h) [Reserved].
          (i) Real Estate Assets. In order to continue in favor of the Collateral Agent for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, Collateral Agent shall have received from Company and each applicable Guarantor:
          (i) Collateral Agent shall have received a fully executed and notarized mortgage modification, in proper form for recording in all appropriate places in all applicable jurisdictions, in respect of each Real Estate Asset listed in Schedule 3.1(i) (each, a “Closing Date Mortgaged Property”);
          (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;
          (iii) in the case of each Leasehold Property that is a Closing Date Mortgaged Property, (1) a Landlord Consent and Estoppel to the extent Landlord’s consent is required under the lease creating such Leasehold Property and (2) evidence that such Leasehold Property is a Recorded Leasehold Interest;
          (iv) (a) ALTA mortgagee title insurance policies (or such other policies available in such state and reasonably satisfactory to Collateral Agent) or signed unconditional commitments or pro forma policies therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Closing Date

Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;
          (v) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent; and
          (vi) surveys reasonably satisfactory to Collateral Agent of all Closing Date Mortgaged Properties which are not Leasehold Properties, certified to Collateral Agent with a form of certification reasonably satisfactory to Collateral Agent and dated not more than thirty days prior to the Closing Date or such other date reasonably satisfactory to Collateral Agent.
          (j) Personal Property Collateral. In order to continue in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:
          (i) evidence reasonably satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);
          (ii) a completed Collateral Questionnaire dated the Effective Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property the creation of security interests in which is governed by the UCC of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings)

disclosed in such search (other than any such financing statements in respect of Permitted Liens); and
          (iii) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.
          (k) [Reserved].
          (l) Financial Statements; Projections. Lenders shall have received from Company (i) the Historical Financial Statements and (ii) the Projections.
          (m) Evidence of Insurance. Collateral Agent shall have received a certificate from Company’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Lenders, as additional insured and loss payee thereunder to the extent required under Section 5.5.
          (n) Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Fried, Frank, Harris, Shriver & Jacobson LLP counsel for Credit Parties dated as of the Effective Date and otherwise in form and substance reasonably satisfactory to the Arrangers (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).
          (o) Fees. Company shall have paid to the Arrangers, the fees payable on the Effective Date referred to in Section 2.11(f).
          (p) Solvency Certificate. On the Effective Date, the Arrangers shall have received a Solvency Certificate from the chief financial officer of Company dated the Effective Date, with appropriate attachments and demonstrating that Holdings and their respective Subsidiaries on a consolidated basis are and will be Solvent.
          (q) Effective Date Certificate. Company shall have delivered to the Arrangers an originally executed Effective Date Certificate, together with all attachments thereto.
          (r) Completion of Proceedings. All partnership, corporate and other proceedings by the Credit Parties taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by the Arrangers and its counsel shall be reasonably satisfactory in form and substance to the Arrangers and such counsel, and the Arrangers and such counsel shall have received all such counterpart originals or certified copies of such documents as the Arrangers may reasonably request.

Each Lender, by having delivered its signature page to this Agreement and having funded a Loan or funding a Credit Linked Deposit on the Effective Date, acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Effective Date.
     3.2. Conditions to Each Credit Extension.
          (a) Conditions Precedent. The obligation of each Lender to make any Loan or fund its Credit Linked Deposit, or any Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Effective Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:
          (i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;
          (ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;
          (iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;
          (iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and
          (v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as the Issuing Banks may reasonably require in connection with the issuance of such Letter of Credit.
Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.
          (b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.
SECTION 4. REPRESENTATIONS AND WARRANTIES
     In order to induce Lenders and Issuing Banks to enter into this Agreement and to make each Credit Extension to be made thereby, each of Holdings and Company represents and warrants to each Lender and each Issuing Bank on the Effective Date and each Credit Date, the following statements are true and correct (unless relating to a specific date, in which case such statements are true and correct as of such specific date):
     4.1. Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, a Material Adverse Effect.
     4.2. Capital Stock and Ownership. The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the Effective Date, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Effective Date.
     4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
     4.4. No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of their respective Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries except to the extent such violation could not be reasonably expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of their respective Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties) secured by property with a value in excess of $1,000,000; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of their respective Subsidiaries, except for such approvals or consents which will be obtained on or before the Effective Date and disclosed in writing to Lenders and except for any such approvals or consents the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect.
     4.5. Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority that has not been made or obtained, except for consents, filings and recordings with respect to the Collateral to be obtained, made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Effective Date and any such registration, consent, approval, notice or action, the absence of which could not reasonably be expected to have a Material Adverse Effect.
     4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP (except as may otherwise be expressly noted therein) and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Effective Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or condition (financial or otherwise) of Holdings and any of its Subsidiaries taken as a whole.
     4.8. Projections. On and as of the Effective Date, the Projections of Holdings and its Subsidiaries for the period Fiscal Year 2007 through and including Fiscal Year 2012 (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Effective Date, management of Holdings believed that the Projections were reasonable and attainable.
     4.9. No Material Adverse Change. Since December 31, 2005, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
     4.10. No Restricted Junior Payments. Following the Effective Date, and after giving effect to the transactions to occur thereon, neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.5.
     4.11. Adverse Proceedings, etc. Except as disclosed on Schedule 4.11, there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     4.12. Payment of Taxes. Except as otherwise permitted under Section 5.3, all material tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except for taxes which are not yet delinquent or that are being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided, that neither Holdings nor Company shall be in breach of this Section 4.12 so long as such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. Holdings knows of no proposed tax assessment against Holdings or its Subsidiaries that would, if made, have a Material Adverse Effect.
     4.13. Properties.
          (a) Title. Each of Holdings and their respective Subsidiaries has (i) good, sufficient, legal and insurable title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.5 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9 and subject to Permitted Liens. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

          (b) Real Estate. (i) As of the Effective Date, Schedule 4.13 contains a true, accurate and complete list of (x) all Real Estate Assets (including, without limitation, all easements benefiting any Real Estate Asset or necessary for the operation thereof), and (y) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each material agreement listed in clause (y) of the immediately preceding sentence is in full force and effect other than agreements that, individually or in the aggregate are not material to Holdings and its Subsidiaries, taken as a whole, and Holdings does not have knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles; and
          (ii) All pipelines, pipeline easements, utility lines, utility easements and other easements, servitudes and rights-of-way burdening or benefiting the Real Estate Assets will not, as of the Effective Date, materially interfere with or prevent any operations conducted at the Real Estate Assets by Holdings or the Subsidiaries in the manner operated on the date of this Agreement, except for any Permitted Liens. Except for Permitted Liens, with respect to any pipeline, utility, access or other easements, servitudes, and licenses located on or directly serving the Real Estate Assets and owned or used by Holdings or the Subsidiaries in connection with its operations at the Real Estate Assets, to Holdings’ knowledge, such agreements are in full force and effect other than agreements that, individually or in the aggregate are not material to Holdings and its Subsidiaries, taken as a whole and no defaults exist thereunder and no events or conditions exist which, with or without notice or lapse of time or both, would constitute a default thereunder or result in a termination, except for such failures, defaults, terminations and other matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     4.14. Environmental Matters. Except as set forth in Schedule 4.14.
          (a) Holdings and each of its Subsidiaries is in compliance with all applicable Environmental Laws, except for such noncompliance that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and, to Holdings and its Subsidiaries’ Knowledge, continued compliance with applicable Environmental Laws, including any reasonably foreseeable future requirements pursuant thereto, by Holdings and each of its Subsidiaries could not reasonably be expected to result in a Material Adverse Effect;
          (b) Holdings and each of its Subsidiaries has obtained, and are in compliance with, all Governmental Authorizations (including, without limitation, the Consent Decree and the RCRA Administrative Orders) as are presently required under applicable Environmental Laws for the operations of their respective businesses and

Facilities in the same or substantially the same manner as currently conducted or proposed to be conducted on or after the closing, except for such noncompliance that could not reasonably be expected , individually or in the aggregate, to result in a Material Adverse Effect. There are no pending, or to Holdings’ of its Subsidiaries’ Knowledge, threatened actions or proceedings seeking to amend, modify, or terminate any such Governmental Authorizations (including, without limitation, the Consent Decree) or otherwise seeking to enforce the terms and conditions of any such Governmental Authorization except for such actions or proceedings that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;
          (c) Other than the Consent Decree and the RCRA Administrative Orders, neither Holdings nor any of its Subsidiaries nor any of their respective Facilities, or operations or, to Holdings’ or its Subsidiaries’ Knowledge, any of their previously owned or operated real property are subject either to (a) any pending or, to Holdings’ or its Subsidiaries’ Knowledge, threatened Environmental Claim or (b) any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity except for such Environmental Claims, order, consent decree or settlement that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;
          (d) Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.) or any comparable state law with regard to any matter that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;
          (e) To Holdings and its Subsidiaries’ Knowledge, there are and have been no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries, to materially impair the value or marketability of the Facilities for industrial usage, or could require Remedial Action at any Facility or by Holdings or any of its Subsidiaries at any other location except for such matters that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;
          (f) Except as addressed under the Consent Decree or the RCRA Administrative Orders, as of the Effective Date neither Holdings nor any of its Subsidiaries has been issued or been required to obtain a permit for the treatment, storage or disposal of hazardous waste for any of its Facilities pursuant to the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”), or any equivalent State law, nor are any such Facilities regulated as “interim status” facilities required to undergo corrective action pursuant to RCRA or any state equivalent, except, in each case, for such matters that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and

          (g) As of the Effective Date, (i) Holdings and its Subsidiaries have provided to the Administrative Agent or given the Administrative Agent access to all copies of existing third-party environmental reports commissioned by the Company and/or submitted by the Company to Governmental Authorities pertaining to actual or potential Environmental Claims or material liabilities under Environmental Laws; and (ii) Holdings or its Subsidiaries have disclosed to the Administrative Agent all material relevant information pertaining to actual or potential material Environmental Claims or material liabilities under Environmental Laws.
     4.15. No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its material Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
     4.16. Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Effective Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder other than defaults, the consequence of which, would not result in a Material Adverse Effect.
     4.17. Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
     4.18. Margin Stock. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans or the Credit Linked Deposits made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.
     4.19. Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) to the best knowledge of Holdings and Company, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
     4.20. Employee Benefit Plans. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) Holdings, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, (iii) no liability to the PBGC (other than required premium payments), the Internal Revenue Service (with respect to any Employee Benefit Plan), any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates, (iv) no ERISA Event has occurred or is reasonably expected to occur, and (v) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by more than $5,000,000. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is not more than an amount which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Holdings, each of its Subsidiaries and each of their ERISA Affiliates have complied in all material respects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.
     4.21. Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.
     4.22. Solvency. The Credit Parties on a consolidated basis are and, upon the incurrence of any Obligation by the Credit Parties on any date on which this representation and warranty is made, will be, Solvent.

     4.23. Related Agreements.
          (a) Delivery. Holdings and Company have delivered to the Arrangers complete and correct copies of (i) each Related Agreement and of all exhibits and schedules thereto as of the Closing Date and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Related Agreement entered into after the Closing Date.
          (b) Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Credit Party in any Related Agreement is true and correct in all material respects as of the Effective Date (or as of any earlier date to which such representation and warranty specifically relates).
          (c) Governmental Approvals. All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Related Agreements or to consummate the Acquisition and the other transactions contemplated by the Related Agreements have been obtained and are in full force and effect other than such authorizations, approvals and consents, the requirement of which to obtain is waived as a condition to such Related Agreement.
     4.24. Compliance with Statutes, etc. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     4.25. Disclosure. None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contained any untrue statement of a material fact or omitted to state a material fact (known to Holdings or Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein (taken as a whole) not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.
     4.26. Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Act”). No part of the proceeds of the Loans or Credit Linked Deposits will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     4.27. First Buyer. As of the Effective Date, the only states in which any Credit Party is the first person who takes, receives or purchases oil or gas from an interest owner at the time the oil or gas is severed from the applicable real estate are Oklahoma, Nebraska, Missouri and Kansas.
SECTION 5. AFFIRMATIVE COVENANTS
     Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
     5.1. Financial Statements and Other Reports. Company will deliver to the Arrangers and the Administrative Agent, and the Administrative Agent will distribute to the Arrangers and Lenders:
          (a) Monthly Reports. As soon as available, and in any event within (i) forty-five (45) days after the end of the first month ending after the Effective Date and (ii) thirty (30) days after the end of each month ending after the Effective Date thereafter, the consolidated balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;
          (b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;
          (c) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of KPMG LLP or one of the other “Big Four” independent certified public accountants of recognized national standing selected by Company, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of Section 6.8 of this Agreement and the related definitions, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default with respect to any financial matters under Section 6.8, has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof;
          (d) Compliance Certificate. Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;
          (e) Statements of Reconciliation after Change in Accounting Principles. At the request of the Administrative Agent, if, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;
          (f) Notice of Default. Promptly upon any officer of any of Holdings or Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to any of Holdings or Company with respect thereto; (ii) that any Person has given any notice to any of Holdings or any of their respective Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;
          (g) Notice of Litigation. Promptly upon any officer of any of Holdings or Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to any of Holdings or Company to enable Lenders and their counsel to evaluate such matters;
          (h) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other material documents or material governmental reports or material filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;
          (i) Financial Plan. As soon as practicable and in any event no later than thirty (30) days after the end of each Fiscal Year, a consolidated plan and financial forecast for each Fiscal Year (or portion thereof) through the next five years following the Fiscal Year just ended, but not beyond the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year, together with pro forma Compliance Certificates for such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each month of such Fiscal Year the beginning, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.8 through the final maturity date of the Loans and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Loans without giving effect to any additional debt or equity offerings not reflected in the Projections, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Agents;
          (j) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;
          (k) Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of any of Holdings or Company;
          (l) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Company or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;
          (m) Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports required to be provided pursuant to Section 5.9;
          (n) Information Regarding Collateral. (a) Company will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Company also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;
          (o) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Company shall deliver to Collateral Agent an Officer’s Certificate (i) either confirming that there has been no material change in such information since the date of the Collateral Questionnaire delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such material changes and (ii) certifying that all Uniform Commercial Code financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);
          (p) [Reserved].
          (q) Other Information. Promptly upon their becoming available, (i) copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders acting in such capacity, (B) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Company or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (C) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries, (ii) such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender on its own or on behalf of any Lender, and (iii) any notices of any claims for indemnification under the Acquisition Agreement; and
          (r) Certification of Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, the Company shall indicate in writing whether such document or notice contains Nonpublic Information. Any document or notice required to be delivered pursuant to this Section 5.1 shall be deemed to contain Nonpublic Information unless the Company specifies otherwise. The Company and each Lender acknowledges that certain of the Lenders may be “public-side” Lenders (Lenders that do not with to receive material non-public information with respect to Holdings, the Company, their Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency or another relevant website (the “Platform”), an document or notice which contains Nonpublic

Information (or is deemed to contain Nonpublic Information) shall not be posted on that portion of the Platform designated for such public side lenders.
Documents required to be delivered pursuant to Sections 5.1(a), 5.1(b), 5.1(c), 5.1(e) or 5.1(i) may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date (i) on which Company posts such documents or provides a link thereto on Company’s website on the Internet at the website address listed on Appendix B; or (ii) on which such documents are posted on Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, however, that: (x) Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Company shall be required to provide paper copies of the Compliance Certificates to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Company with any such request for delivery and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     5.2. Existence. Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.
     5.3. Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all federal and other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, or not yet the subject of any proceeding, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings, if instituted, would conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of their respective Subsidiaries).
     5.4. Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.
     5.5. Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, such commercial general liability insurance, third party property damage insurance, business interruption insurance and all risk property insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and their respective Subsidiaries which is customarily carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses of the size of Holdings and its Subsidiaries, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons; provided, however, that the consent of the Collateral Agent acting in accordance with Section 2.3 of the Intercreditor Agreement shall be required to change any of the following minimum insurance requirements: (i) maintenance of all risk property insurance, covering physical loss or damage to the Facilities and business interruption of at least (1) $1,250,000,000 until at least July 1, 2007, and (2) annually thereafter, the lesser of (I) $1,250,000,000 and (II) the sum of (x) $300,000,000 plus (y) the aggregate principal amount of outstanding Term Loans plus (z) the result of (1) aggregate amount of exposure calculated at April 30th of each Fiscal Year as the potential exposure of the Company under the Swap Agreement, such calculation formulated on a consistent basis from year to year and reasonably acceptable to the Company minus (2) $150,000,000; provided, however, that if, after using commercially reasonable efforts, Company determines that the total amount of such all risk property insurance that would otherwise be required to be procured based on the foregoing formula cannot be obtained on commercially reasonable terms at the time of renewal of such all risk property insurance, Company, after providing to the Collateral Agent a certification of such determination by not later than the 30th day preceding the expiration of the then current all risk property insurance, shall be deemed to be in compliance with this Section 5.5 to the extent that Company maintains all risk property insurance in an amount that is the maximum of that which may be obtained on commercially reasonable terms; (ii) property deductibles shall not exceed $2,500,000 for physical damage or a forty-five (45) day deductible for business interruption; provided that the property deductibles may be increased to an amount not exceed $3,750,000 for physical damage and the business interruption deductible may be increased to a period of not longer than sixty (60) days with the consent of the Collateral Agent acting in accordance with Section 2.3 of the Intercreditor Agreement; (iii) maintenance of business interruption coverage of at least twenty-four (24) months from the time of loss; (iv) maintenance of environmental liability insurance of at least $50,000,000; (v) maintenance of commercial general liability and excess liability insurance of at least $50,000,000; and (vi) all such insurance under this Section 5.5 shall be maintained at insurers with financial ratings of no less than A- by S&P or A- by A.M. Best; provided that the Company shall replace any insurer with downgraded financial ratings from A- by S&P or A- by A.M. Best within 120 days of such downgrade. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained

(a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement cost value for the all risk property insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of commercial general liability and all risk property insurance shall (i) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear and (ii) in the case of commercial general liability insurance, property damage insurance and all risk property insurance policy, contains additional insured and loss payable clauses or endorsements reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.
     5.6. Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours, if an Event of Default has occurred and is continuing, as often as may reasonably be requested but in any other case, no more than twice per year.
     5.7. Lenders Meetings. Each of Holdings and Company will, upon the written request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.
     5.8. Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     5.9. Environmental.
               (a) Compliance, Hazardous Materials Activities, Etc. Each Credit Party shall take, and shall cause each of its Subsidiaries promptly to take, any reasonable actions necessary to: (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (iii) implement any and all Remedial Actions that are legally required by any Governmental Authority (following final resolution of Holdings’ or its Subsidiaries’ challenges or appeals, if any, of the relevant Governmental Authority’s order or decision) or that are otherwise necessary to comply with Environmental Laws and or that are otherwise necessary to maintain the value and marketability of the Real Estate for industrial usage, except where failure to perform any such Remedial Action would not reasonably be expected to result in a liability of or require an expenditure by Holdings or its Subsidiaries in excess of $2,000,000; (iv) materially comply with the terms and conditions of the Consent Decree and the RCRA Administrative Orders, except for such noncompliance that would not reasonably be expected to result in liability of or require an expenditure by Holdings or its Subsidiaries in excess of $2,000,000; (v) achieve and maintain material compliance with the Clean Air Act Tier II Clean Fuels requirements in the manner and by the dates specified in the letter from U.S. Environmental Protection Agency (“USEPA”), Office of Transportation and Air Quality, dated February 3, 2004, and the attachment thereto entitled “Compliance Plan for Motor Vehicle Diesel Fuel Sulfur and Gasoline Sulfur Hardship Waiver” or any amendments thereto except for such noncompliance that would not reasonably be expected to result in liability of or require an expenditure by Holdings or its Subsidiaries in excess of $2,000,000; and (vi) promptly complete all investigations and corrective actions necessary to address the items of noncompliance at the Coffeyville Nitrogen Plant identified in Fertilizers’ self-disclosure submission to USEPA and the Kansas Department of Health and Environment (“KDHE”), dated September 20, 2004, except where failure to perform such investigations or corrective actions would not reasonably be expected to result in a liability of or require an expenditure by Holdings or its Subsidiaries in excess of $2,000,000.
               (b) Environmental Disclosure.
          (i) Notice. Promptly upon the occurrence thereof, Holdings shall deliver to Administrative Agent and Lenders written notice describing in reasonable detail (1) any Release that could reasonably be expected to require a Remedial Action or give rise to Environmental Claims resulting in Holdings or its Subsidiaries incurring liability or expenses in excess of $2,500,000, (2) any Remedial Action taken by Holdings, its Subsidiaries or any other Person in response to any Hazardous Materials Activity the existence of which has a reasonable likelihood of resulting in one or more Environmental Claims resulting in liability of Holdings or its Subsidiaries in excess of $2,500,000, (3) any Environmental Claim (including any request for information by a Governmental Authority) that could reasonably be expected to result in liability of Holdings or its Subsidiaries in excess of $2,500,000, (4) Holdings’ or its Subsidiaries’ discovery of any occurrence or condition at any Facility, or on any real property adjoining or in the vicinity of any Facility, that could reasonably be expected to cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws, the removal of which restriction would reasonably be expected to result in a liability of or require an expenditure by Holdings or its Subsidiaries in excess of $2,500,000, (5) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (6) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional obligations or requirements under Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Holdings shall be deemed to have provided the notice required by this Section 5.9(b)(i) with regard to each matter expressly identified in the reports listed on Schedule 3.1(k);
          (ii) Semi-Annual Report. Commencing on September 30, 2005 Holdings shall submit to the Administrative Agents a semi-annual written report on the status of (A) any non-compliance with Environmental Law, (B) any pending or threatened Environmental Claim, (C) any Remedial Action, and (D) if reasonably requested by the Administrative Agent, other matters related to Holdings or its Subsidiaries compliance with Environmental Law, in each case of (A) through (D) above, that that, in each case, could reasonably be expected to give rise to liability of or expenditures by Holdings or its Subsidiaries of $3,000,000 or more. Such report shall specify in reasonable detail (1) the status of the matter including any significant developments since the date of the prior report, (2) any technical reports or material correspondence prepared or received relating to the matter, (3) the proposed plan for resolution or completion of the matter, and (4) the anticipated cost to achieve such resolution or completion of the matter. Subject to Section 5.9(d) below, at the reasonable written request of the Administrative Agent, Holdings shall provide the Administrative Agent with copies of all material documents related to such matters that are in its or its Subsidiaries’ possession or control; and
          (iii) Subject to 5.9(d) below, Holdings shall also deliver to Administrative Agent and Lenders with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters addressed by this Section 5.9.
               (c) Right of Access and Inspection.
          (i) With respect to any matter disclosed pursuant to subsection (b) above, or if an Event of Default has occurred and is continuing, or if Administrative Agent reasonably believes either that Holdings or any of its Subsidiaries has breached any representation, warranty or covenant in this Agreement pertaining to environmental matters in any material respect, the Administrative Agent and its representatives shall have the right, but not the obligation, at any reasonable time and after reasonable notice, to enter into and observe the condition and operations of the Facilities as they relate to matters pertaining to Environmental Law (“Environmental Conditions”). Such access shall include, at the reasonable request of the Administrative Agent, an opportunity to review relevant documents and interview employees or representatives of Holdings or its Subsidiaries to the extent necessary to obtain information related to the Environmental Conditions at issue. Holdings shall reimburse the Administrative Agent for any reasonable costs incurred in conducting any such observations, including any reasonable consultants’ or lawyers fees relating thereto. At the reasonable request of the Administrative Agent, Holdings shall prepare a Phase I Report and conduct such tests and investigations as directed by the Administrative Agent for Environmental Conditions that could reasonably be expected to give rise to liability of or expenditures by Holdings or its Subsidiaries in excess of $3,000,000; provided, however, that any such tests or investigations shall not include the taking of samples of air, soil, surface water, groundwater, effluent, and building materials, in, on or under the Facilities unless, based upon the Phase I Report, the Administrative Agent reasonably concludes that such sampling is commercially reasonable and necessary to evaluate any Environmental Conditions (x) with respect to any proposed sub-surface soil or ground water sampling, that could reasonably be expected to give rise to liability or expenditures by Holdings or its Subsidiaries in excess of $10,000,000 or (y) with respect to any other samplings, that could be reasonably be expected to give rise to liability or expenditures by Holdings or its Subsidiaries in excess of $7,000,000. Any such tests and investigations shall be conducted by a qualified environmental consulting firm reasonably acceptable to the Administrative Agent. If an Event of Default has occurred and is continuing, or if Holdings does not prepare a Phase I Report or conduct the requested tests and investigations in a reasonably timely manner, the Administrative Agent may, upon prior notice to Holdings, retain an environmental consultant, at Holdings’ expense, to prepare a Phase I Report and conduct such tests and investigations. Holdings and its Subsidiaries shall provide Administrative Agent and its consultants with access to the Facilities during normal business hours in order to complete any necessary inspections or sampling. The Administrative Agent will make commercially reasonable efforts to conduct any such investigations so as to avoid interfering with the operation of the Facility.
          (ii) Notwithstanding the Administrative Agent’s rights under subsection (c)(i) above, the Administrative Agent (and its representatives) shall also have the right, at its own cost and expense and upon reasonable prior notice to Holdings, to enter into and observe the Environmental Condition of the Facilities during normal business hours. Such inspections and observations may include such reviews as are necessary for the preparation of a Phase I Report, but may not, without Holdings’ prior written consent, include the taking of samples of air, soil, surface water, groundwater, effluent, and building materials. The Administrative Agent may not exercise its rights under this subsection (c)(ii) more frequently than once per year at each Facility. The Administrative Agent’s decision to conduct an inspection pursuant to this subsection (c)(ii), shall not, in any way, limit the Administrative Agent’s rights to enter the Facilities, conduct inspections or obtain information under any provision in this Agreement or otherwise.
          (iii) The exercise of the Administrative Agent’s rights under subsections (c)(i) or (c)(ii) shall not constitute a waiver of any default by Holdings or any Subsidiary and shall not impose any liability on the Administrative Agent or any of the Lenders. In no event will any site visit, observation, test or investigation by the Administrative Agent be deemed a representation that Hazardous Materials are or are not present in, on or under any of the Facilities, or that there has been or will be compliance with any Environmental Law, and the Administrative Agent shall not be deemed to have made any representation or warranty to any party regarding the truth, accuracy or completeness of any report or findings with regard thereto. Without express written authorization, which shall not be unreasonably withheld, neither Holdings nor any other party shall be entitled to rely on any site visit observation, test or investigation by the Administrative Agent. The Administrative Agent and the Lenders owe no duty of care to protect Holdings or any other party against, or to inform Holdings or any other party of, any Hazardous Materials or any other adverse Environmental Condition affecting any of the Facilities. The Administrative Agent may in its reasonable discretion disclose to Holdings or, if so required by law, to any third party, any report or findings made as a result of, or in connection with, any site visit, observation, testing or investigation by the Administrative Agent. If the Administrative Agent reasonably believes that it is legally required to disclose any such report or finding to any third party, then the Administrative Agent shall use its reasonable efforts to give Holdings prior notice of such disclosure and afford Holdings the opportunity to object or defend against such disclosure at its own and sole cost; provided, that the failure of the Administrative Agent to give any such notice or afford Holdings the opportunity to object or defend against such disclosure shall not result in any liability to the Administrative Agent. Holdings acknowledges that it or its Subsidiaries may be obligated to notify relevant Governmental Authorities regarding the results of any site visit, observation, testing or investigation by the Administrative Agent and that such reporting requirements are site and fact-specific, and are to be evaluated by Holdings without advice or assistance from the Administrative Agent. Nothing contained in this Section 5.9(c)(iii) shall be construed as releasing the Administrative Agent or the Lenders from any liability to the extent incurred as a result of their gross negligence or willful misconduct.
          (iv) If counsel to Holdings or any of its Subsidiaries reasonably determines (1) that provision to Administrative Agent of a document otherwise required to be provided pursuant to this Section 5.9 (or any other provision of this Agreement or any other Credit Document relating to environmental matters) would jeopardize an applicable attorney-client or work product privilege pertaining to such document, then Holdings or its Subsidiary shall not be obligated to deliver such document to Administrative Agent but shall provide Administrative Agent with a notice identifying the author and recipient of such document and generally describing the contents of the document. Upon request of Administrative Agent, Holdings and its Subsidiaries shall take all reasonable steps necessary to provide Administrative Agent with the factual information contained in any such privileged document.
     5.10. Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Company, Company shall (a) as soon as is practicable cause such Domestic Subsidiary (other than (i) non-wholly owned Domestic Subsidiaries owning total assets with an aggregate fair market value not to exceed $2,500,000 in the aggregate for all such non-wholly owned Domestic Subsidiaries or (ii) Domestic Subsidiaries owning total assets with an aggregate fair market value of less than $100,000, and not to exceed $1,000,000 in the aggregate for all such Domestic Subsidiaries, or generating total revenue for any twelve (12) month period of less than $100,000, and not to exceed $1,000,000 in the aggregate for all such Domestic Subsidiaries, to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(i) (in the event such Domestic Subsidiary owns any Material Real Estate Assets), 3.1(j) and 3.1(n). In the event that any Person becomes a Foreign Subsidiary of Company, and the ownership interests of such Foreign Subsidiary are owned by Company or by any Domestic

Subsidiary thereof, Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), and Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(j)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of such ownership interests. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof. Notwithstanding the foregoing, Company shall not be obligated to perfect a security interest pursuant to this Section 5.11 in those assets of such Domestic Subsidiary as to which the Collateral Agent shall determine in its reasonable discretion and in consultation with Company that the costs of obtaining a security interest with respect thereto are excessive in relation to the value of the security afforded thereby.
     5.11. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Effective Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, title policies, surveys, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(i), 3.1(j) and 3.1(k) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien. Notwithstanding the foregoing, Company shall not be obligated to grant security interest pursuant to this Section for Material Real Estate Assets which are leasehold properties without limiting the generality of the foregoing, if such Material Real Estate Asset is a Leasehold Property, with respect to which Company was not able to obtain a Landlord Consent and Estoppel, despite the use of its commercially reasonable efforts.
     5.12. Interest Rate Protection. The Company shall maintain, or cause to be maintained, the Interest Rate Agreements in place as of the Effective Date for the remainder of the stated term thereof, or if shorter, until the Term Loan Maturity Date.
     5.13. Swap Agreement. Company shall cause the Swap Agreement to remain in place for a period of no less than four years after the Effective Date on terms and conditions as set forth in the Swap Agreement and otherwise reasonably satisfactory to the Arrangers and shall not sell assign or otherwise encumber any rights to receive payments under the Swap Agreement (other than pursuant to the Credit Documents) or enter into any agreement that has the practical effective of effectuating the foregoing; provided that at any time after March 31, 2008 if the Company (a) consummates a Qualified IPO, (b) obtains a Total Leverage Ratio less than or equal to 1.25:1.00 and (c) has corporate family rating of B2 (with a stable outlook) or better by Moody’s and a corporate or issuer credit rating of B (with a stable outlook) or better by S&P, Company shall be permitted to (x) reduce the Swap Agreement to not less than 35,000 barrels a day for the remainder of Fiscal Year 2008 and (y) terminate the Swap Agreement for any Fiscal Year (commencing with Fiscal Year 2009).
     5.14. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Company, and its Subsidiaries and all of the outstanding Capital Stock of Company and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).
     5.15. Miscellaneous Business Covenants. Unless otherwise consented to by Agents or Requisite Lenders: Company will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.
     5.16. [Reserved].
     5.17. Refinery Revenue Bonds.
          (a) Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, Holdings or any of its Subsidiaries may, for the purpose of obtaining tax credits or other tax abatement from the State of Kansas and Montgomery County, Kansas, pursuant to Kansas Statutes Annotated (“K.S.A.”) Sections 79-201, et seq. (the “Property Tax Exemption Statute”), (i) lease the site of the Coffeyville Refinery constituting a portion of the Mortgaged Properties and described in the Boundary Survey (the “Coffeyville Refinery Site”) to Montgomery County, Kansas or any Affiliate of Montgomery County, Kansas (the “County”), (ii) sell the Coffeyville Refinery to the County and (iii) lease the Coffeyville Refinery Site and the Coffeyville Refinery from the County, all in connection with the issuance of revenue bonds (the “Refinery Revenue Bonds”) issued by the County pursuant to the Kansas Economic Development Revenue Bond Act, as amended and codified in K.S.A. 12-1740 et seq. (the “Revenue Bond Act”). Holdings or any of its Subsidiaries may enter into such agreements and take such actions, in each case approved by the Administrative Agent (such approval not to be unreasonably withheld) as Holdings or Company may consider to be necessary or desirable to consummate the issuance of the Refinery Revenue Bonds and the related transactions, including (without limitation) the execution and delivery of any payment-in-lieu-of-taxes or similar agreement between any Credit Party and the County relating to the payment of property taxes on the Coffeyville Refinery, the Coffeyville Refinery Site, or both.
          (b) The principal amount of the Refinery Revenue Bonds shall be that amount determined by Holdings or Company, and approved by the Administrative Agent (such approval not to be unreasonably withheld), as being necessary to achieve the maximum amount of tax credits or other tax abatement for the Coffeyville Refinery Site and the Coffeyville Refinery pursuant to the Property Tax Exemption Statute. The initial amount of the Refinery Revenue Bonds issued and outstanding may be reduced and cancelled, from time to time, at the request of the Administrative Agent, to the minimal amount required to remain outstanding and achieve the tax benefits provided therefor.
          (c) The Refinery Revenue Bonds shall be purchased by Holdings or any of its Subsidiaries and shall be pledged to the Lenders pursuant to the Collateral Documents.
          (d) Except to the extent provided in this Section 5.17, the issuance of the Refinery Revenue Bonds and the execution and delivery of all agreements described or referred to in this Section 5.17 in connection therewith shall not require any additional approval of the Lenders and shall be deemed to comply with all provisions of this Agreement, including (without limitation) the provisions of Section 6.
          (e) The obligation of Holdings or any of its Subsidiaries to make payments to the County with respect to the Refinery Revenue Bonds, whether such payments consist of lease payments, loan payments or any other form of payment, the corresponding right of the County to receive such payments and all other security provided by Holdings or any of its Subsidiaries with respect to the Refinery Revenue Bonds shall in all respects be junior and subordinate to the Mortgages and the rights of the Lenders to receive payment hereunder. Holdings or any of its Subsidiaries, as applicable, shall enter into, and shall cause the County to enter into, such agreements as the Administrative Agent shall reasonably require to reflect such subordination. Holdings and any of its Subsidiaries shall enter into any modifications of Mortgages, additional Mortgages (whether leasehold or otherwise) and other documentation (including assignments of payment in lieu of tax agreements and other assignments) all as reasonably required by Administrative Agent in connection with the transactions contemplated by this Section 5.17.
SECTION 6. NEGATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

     6.1. Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
          (a) the Obligations;
          (b) (A) Indebtedness of (v) any Holdings or any Subsidiary to Company or to any other Guarantor Subsidiary, or (w) of Company to any Guarantor Subsidiary, or (x) any Holdings to any other Holdings, or (y) to the extent the Company would have been permitted to make a Restricted Junior Payment under Section 6.5(e), and in lieu of making such Restricted Junior Payment, Indebtedness of the Company to Holdings, or (z) of Company or any Subsidiary to any non-Guarantor Subsidiary; provided that the aggregate amount of such Indebtedness of Company or any Guarantor Subsidiary to any non-Guarantor Subsidiary shall not exceed, when taken together with Investments made pursuant to Section 6.7(b)(ii), $2,500,000 at any one time; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made, (B) Indebtedness of any Credit Party to Minority Investments which, together with all obligations (including, without limitation, Investments, contingent liabilities and capital calls) arising from Investments pursuant to Section 6.7(p) in Minority Investments, do not at any one time exceed $5,000,000 in the aggregate and (C) Indebtedness of any non-Guarantor Subsidiary to any other non-Guarantor Subsidiary;
          (c) [Reserved];
          (d) Indebtedness incurred by Company or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Company or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Company or any of its Subsidiaries;
          (e) Indebtedness which may be deemed to exist pursuant to any guaranties, indemnities, performance, surety, statutory, appeal or similar obligations including the types of obligations referred to in clause (d) incurred in the ordinary course of business;
          (f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

          (g) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Company and its Subsidiaries;
          (h) (A) guaranties by Company of Indebtedness of a Guarantor Subsidiary or guaranties by a Subsidiary of Company of Indebtedness of Company or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1, (B) guaranties by non-Guarantor Subsidiaries of Indebtedness of other non-Guarantor Subsidiaries and (C) guaranties by Company or a Guarantor Subsidiary of Indebtedness of non-Guarantor Subsidiaries that, had such guaranties been Indebtedness incurred pursuant to Section 6.1(b)(A)(z) would have been permitted by such section;
          (i) Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not materially less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;
          (j) Indebtedness incurred under the Swap Agreement as of the Effective Date;
          (k) additional Indebtedness incurred under the Swap Agreement after the Effective Date;
          (l) additional Indebtedness under (i) Commodity Agreements permitted pursuant to Section 6.20, (ii) any other Hedge Agreements and (iii) any Interest Rate Agreements or Currency Agreements entered into with any financial institution other than a Lender Counterparty in the ordinary course of Holdings’ or any of its Subsidiaries’ businesses;
          (m) (i) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks, (ii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the Effective Date (and listed on Schedule 6.1) and Capital Leases entered into pursuant to subclause (i) above; provided that the aggregate amount of Indebtedness incurred pursuant to this subclause (ii), when taken together with Indebtedness incurred pursuant to Section 6.1(n) below, shall not exceed $25,000,000 at any time outstanding, and (iii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclauses (i) and (ii) above;

provided that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;
          (n) purchase money Indebtedness in an aggregate amount, when taken together with Indebtedness incurred pursuant to Section 6.1(m) above, not to exceed at any time $20,000,000; provided, any such Indebtedness (i) shall be secured only to the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 85% of the aggregate consideration paid with respect to such asset; and refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not materially less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended;
          (o) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Company or any of its Subsidiaries, in each case after the Effective Date as the result of a Permitted Acquisition, provided that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (y) such Indebtedness is not guaranteed in any respect by Holdings or any Subsidiary (other than by any such person that so becomes a Subsidiary) and (z) the aggregate amount of such Indebtedness does not exceed $10,000,000 at any one time outstanding, (ii) Indebtedness of Company incurred in connection with a Permitted Acquisition (either in the form of seller notes, earn-out obligations, deferred purchase price or otherwise) in an aggregate amount not to exceed $10,000,000 at any one time outstanding, and (iii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclauses (i) and (ii) above, provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;
          (p) Indebtedness of Holdings, provided that (i) either (x) the net proceeds thereof are used within five Business Days of incurrence thereof to repay the Obligations hereunder or (y) to consummate a Permitted Acquisition, (ii) no portion of the principal of such Indebtedness shall have a maturity date earlier than six months after the final maturity of the Loans hereunder, (iii) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall exist or be continuing and (iv) the documentation governing such Indebtedness contains customary market terms (including customary subordination terms or as otherwise reasonably agreed to by the Administrative Agent);
          (q) Indebtedness incurred in accordance with Section 5.17;

          (r) Indebtedness incurred in connection with the financing in the ordinary course of insurance premiums in an aggregate amount not to exceed $10,000,000 at any time;
          (s) Indebtedness of Holdings or Company in an amount not to exceed $225,000,000 the proceeds of which are used solely to finance capital enhancement projects provided that (i) such Indebtedness is incurred after June 30, 2008, (ii) Company has consummated a Qualified IPO, (iii) at the time of the incurrence of such Indebtedness and after giving effect thereto (x) no Default or Event of Default shall exist or be continuing and (y) Company is in pro forma compliance with the covenants set forth in Section 6.8, (iv) no part of the principal part of such Indebtedness shall have a maturity date earlier than six months after the final maturity of the Loans hereunder and is such Indebtedness is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change of control provisions requiring redemption or repurchase only if and to the extent permitted by this Agreement) prior to the date that is six months after the final maturity of the Loans hereunder, and (v) the documentation governing such Indebtedness contains covenants, events of default and remedies which are no more restrictive to the Credit Parties than those contained in this Agreement and provided further that Company shall have obtained a Ratings Confirmation (after giving effect to the Incurrence of such Indebtedness); and
          (t) other Indebtedness of Company and its Subsidiaries in an aggregate amount not to exceed at any time $50,000,000; provided that, such Indebtedness shall be unsecured except to the extent permitted by Section 6.2(u).
To the extent that the creation, incurrence or assumption of any Indebtedness could be attributable to more than one subsection of this Section 6.1, Company may allocate (or reallocate) such Indebtedness to any one or more of such subsections and in no event shall the same portion of Indebtedness be deemed to utilize or be attributable to more than one item.
     6.2. Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:
          (a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;
          (b) Liens for Taxes if obligations with respect to such Taxes are not yet due or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

          (c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of fifteen days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
          (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and other similar statutory obligations, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, supply agreements, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
          (e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;
          (f) any interest or title of a lessor or sublessor under any lease (including Permitted Sale Leasebacks) permitted hereunder;
          (g) Liens solely on any cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
          (h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
          (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;
          (k) licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;

          (l) Liens described in Schedule 6.2 and any renewals or replacements of such Liens in connection with refinancing of Indebtedness secured thereby or on a Title Policy (as defined in the Existing Credit Agreement) delivered pursuant to Section 3.1(i)(iv) of the Existing Credit Agreement;
          (m) Liens securing Indebtedness permitted pursuant to 6.1(m) through (q); provided, any such Lien shall encumber (x) in the case of Section 6.1(m), (n), and (p), only the asset acquired with the proceeds of such Indebtedness and (y) in the case of Section 6.1(o), only the assets originally securing such Indebtedness;
          (n) [Reserved];
          (o) to the extent not secured by Funded Letters of Credit, Liens securing Indebtedness under the Swap Agreement permitted under Sections 6.1(j) or (k); provided such Liens are subject to the Intercreditor Agreement;
          (p) unperfected Liens which arise by operation of law in favor of Persons providing crude oil or gas products to Company or its Subsidiaries;
          (q) judgment Liens not otherwise constituting or arising out of an Event of Default pursuant to Section 8.1(h);
          (r) customary Liens and other customary restrictions contained in any agreement applicable to Minority Investments;
          (s) Liens in favor of hedging counterparties on cash deposits in margin accounts established in the ordinary course of business in an aggregate amount not to exceed $10,000,000;
          (t) Liens securing Indebtedness permitted under Section 6.1(s) provided that such Liens are subordinated pursuant to an intercreditor agreement with customary lien subordination and other terms reasonably acceptable to the Arrangers; and
          (u) other Liens securing Indebtedness permitted pursuant to Section 6.1(s) or 6.1(t) in an aggregate amount not to exceed $25,000,000 at any time outstanding less the aggregate amount of Specified Secured Hedge Indebtedness.
     6.3. Equitable Lien. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.
     6.4. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) restrictions pursuant to the Credit Documents, Hedge Agreements or the Swap Agreement Documents, (d) Indebtedness permitted to be secured pursuant to clauses (m), (n), (o) and (t) of Section 6.1 but only to the extent of the assets permitted to secure such Indebtedness and (e) any other Permitted Lien but only to the extent to the assets to which such Permitted Lien attaches, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
     6.5. Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:
               (a) Company or any Holdings may make Restricted Junior Payments to Holdings (and, to the extent applicable, Holdings may make Restricted Junior Payments):
          (i) to the extent necessary to permit Holdings or any direct or indirect parent Company of Holdings to pay legal, accounting and reporting expenses in the ordinary course of business;
          (ii) (A) at any time prior to the consummation of an IPO, to the extent necessary to permit Holdings or any direct or indirect parent company of Holdings to pay general administrative costs and expenses and to pay reasonable directors fees and expenses, in an aggregate amount not to exceed $2,500,000 in any Fiscal Year, and (B) at any time after the consummation of an IPO, to the extent necessary to permit Parent to pay reasonable and customary general administrative costs and expenses and to pay reasonable and customary directors fees and expenses in the ordinary course of business and directly related to Parent’s ownership of Company;
          (iii) to the extent necessary to permit any of Holdings to discharge the tax liabilities (including franchise taxes) of any of Holdings and their respective Subsidiaries, in each case, so long as Holdings apply the amount of any such Restricted Junior Payment for such purpose;
          (iv) so long as no Default or Event of Default shall have occurred or be continuing, to repurchase stock of any Holdings or AcquisitionCo held by then present or former officers or employees of Holdings, Company or any of their respective Subsidiaries upon such person’s death, disability, retirement or termination of employment in an aggregate amount not to exceed $2,500,000 plus the proceeds of any keyman life insurance and purchases of Capital Stock of Holdings (or any parent of Holdings if the proceeds thereof are contributed as equity to Holdings) by management in the aggregate in any Fiscal Year;

          (v) so long as no Default or Event of Default under Sections 8.1 (a), (f) or (g) shall have occurred or be continuing, to the extent necessary to permit Holdings to pay (1) management fees to the Sponsors in an amount not to exceed (A) $3,000,000 per Fiscal Year or (B) in connection with the consummation of an IPO a one-time management fee of $10,000,000, in each case pursuant to the Management Agreement, (2) customary investment banking fees paid to the Sponsors and their Affiliates for services rendered to Holdings and its Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (3) reasonable one-time financial advisory fees for transactions involving Holdings and its Subsidiaries in an amount not to exceed, with respect to both clauses (2) and (3), $750,000 in the aggregate per Fiscal Year, (4) in connection with the consummation of an IPO, such fees as are provided pursuant to the Management Agreement as in effect on the date hereof and (5) any indemnity obligations owed to the Sponsors pursuant to the Management Agreement; provided that (x) any of the foregoing fees and obligations that remain unpaid because of the occurrence or the continuance of a Default under Sections 8.1 (a), (f) or (g) or an Event of Default shall continue to accrue and (y) such accrued and unpaid fees shall be permitted to be paid (in addition to any amounts permitted by the foregoing clauses (1) through (5)), at any time as no Default under Sections 8.1 (a), (f) or (g) and no Event of Default shall exist,
          (vi) to the extent necessary to permit Holdings to pay reasonable out-of-pocket expenses incurred by Sponsors in the ordinary course in connection with their management obligations;
          (vii) so long as no Default or Event of Default shall exist or be continuing, (A) at any time prior to an IPO, if (A) the Term Loan Repayment Amount is at least $300,000,000 and there are no outstanding New Term Loans, (B) the Company has a corporate family rating of B2 (with a stable outlook) or better by Moody’s and a corporate or issuer credit rating of B (with a stable outlook) or better by S&P, and (C) the Company shall be in pro forma compliance with the financial covenants in Section 6.8, Holdings may declare and pay dividends on its Capital Stock to Parent from the Available Amount but not to exceed $25,000,000 per Fiscal Year;
          (viii) so long as no Default or Event of Default shall exist or be continuing, at any time after a Qualified IPO, if (A) the Company has a corporate family rating of B2 (with a stable outlook) or better by Moody’s and a corporate or issuer credit rating of B (with a stable outlook) or better by S&P and (B) the Company shall be in pro forma compliance with the financial covenants in Section 6.8, Holdings may declare and pay dividends on its Capital Stock to Parent from the Available Amount but not to exceed $35,000,000 per Fiscal Year; and
          (ix) to the extent necessary to permit Holdings to pay on the Effective Date a dividend to its existing shareholders in an amount not to exceed $250,000,000.
               (b) any Holdings may make Restricted Junior Payments to any other Holdings;

     (c) so long as no Default or Event of Default has occurred or would result therefrom, the Company may make payments in connection with any modification, reduction or termination of the Swap Agreement, provided that such payments shall only be made with proceeds from (i) the Available Amount and (ii) up to $50,000,000 of Qualified Subordinated Indebtedness;
     (d) any Subsidiary of the Company may pay dividends or make other distributions with respect to any class of its issued and outstanding Capital Stock or intercompany Indebtedness permitted by Section 6.1(b); provided, any dividends and other distributions by a Subsidiary of the Company that is not wholly-owned are paid in Cash on a pro rata basis among the holders of each applicable class of Capital Stock; and
     (e) the Company may make Restricted Junior Payments to any Holdings to the extent necessary to permit such Holdings to pay interest (and not principal) on intercompany loans held by such Holdings and permitted by Section 6.1(b)(A)(y); provided, that the full amount of such Restricted Junior Payment is used by such Holdings upon receipt thereof to pay such interest and that the recipient of such interest payment makes a concurrent equity contribution to the Company in an amount equivalent to the amount of such Restricted Junior Payment and such contribution is used to repay any intercompany Indebtedness incurred pursuant to Section 6.1(b)(A)(y).
     6.6. Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(k) that impose restrictions on the property so acquired and (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) customary restrictions or conditions imposed by (x) law or (y) any of the Credit Documents or the Swap Agreement Documents, (v) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien; (vi) any instrument governing Indebtedness permitted pursuant to Section 6.1(o) or Capital Stock of a Person acquired by Company or any of its Subsidiaries, which encumbrance or restriction was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition) and is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired (including, but not limited to, such Person’s direct and indirect Subsidiaries), provided that any such encumbrance or restriction contained therein relates only to such Indebtedness or Capital Stock so acquired and that any such encumbrances or restrictions, individually or in the aggregate, shall not materially affect any Credit Party’s ability to pay Obligations; (vii) agreements related to Permitted Sale Leasebacks; provided that any such restriction contained therein relates only to such Permitted Sale Leaseback or that any such restrictions, individually or in the aggregate, shall not be more restrictive than those contained in this Agreement and shall not materially affect any Credit Party’s ability to pay Obligations; (viii) customary restrictions in Material Contracts entered into in the ordinary course of business, provided that any such restrictions contained therein relate only to such agreements and that any such restrictions, individually or in the aggregate, shall not materially affect any Credit Party’s ability to pay Obligations; (ix) customary restrictions on net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business; and (x) an agreement governing Indebtedness incurred to refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (i), (iv), and (v) above and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (x) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are no less favorable to Company in any material respect as determined by the board of directors of Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements prior to such amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing.
     6.7. Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Minority Investments, except:
          (a) Investments in Cash and Cash Equivalents;
          (b) equity Investments owned as of the Effective Date in any Subsidiary and Investments made after the Effective Date in (i) any wholly-owned Guarantor Subsidiaries of Company, (ii) any non-Guarantor Subsidiaries in an amount not to exceed, when taken together with Indebtedness issued pursuant to Section 6.1(b)(z), $2,500,000 in the aggregate, (iii) any non-Guarantor Subsidiaries by another non-wholly owned Subsidiary;
          (c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;
          (d) intercompany loans to the extent permitted under Section 6.1(b);
          (e) Consolidated Capital Expenditures permitted by Section 6.8(e);

          (f) (i) loans and advances to employees of Company and its Subsidiaries made in the ordinary course of business (and any notes related thereto) in an aggregate principal amount not to exceed $2,000,000 in the aggregate and (ii) stock repurchases permitted by Section 6.5;
          (g) Investments made in connection with and/or acquired as the result of Permitted Acquisitions permitted pursuant to Section 6.9 (including earn-outs and other contingent obligations);
          (h) Investments described in Schedule 6.7;
          (i) Investments in any Interest Rate Agreement, Currency Agreement, the Swap Agreement or other Commodity Agreements;
          (j) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 6.9;
          (k) Investments represented by guarantees that are not otherwise prohibited under this Agreement;
          (l) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility, worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;
          (m) Any customary indemnity, purchase price adjustment, earn-out or similar obligation in each case benefiting Company or any of is Subsidiaries created as a result of any acquisition or disposition of the assets of Company or the assets or Capital Stock of a Person that is a Subsidiary or becomes a Subsidiary as a result of such transaction to the extent such transaction is otherwise permitted hereunder;
          (n) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons and progress payments made in respect of capital expenditures, in each case in the ordinary course of business;
          (o) Investments in Minority Investments which, together with all obligations (including, without limitation, Indebtedness, contingent liabilities and capital calls) arising from such investment, do not at any one time exceed $20,000,000 in the aggregate;
          (p) additional Investments which, as valued at the fair market value of such Investment at the time each such Investment is made, do not at any one time exceed, when taken together with any Investments made pursuant to Section 6.7(o) above, the sum of (i) $15,000,000 in the aggregate plus (ii) the Available Amount at such time; and
          (q) Investments related to the storage units that are adjacent to Cushing or similar projects in the development of infrastructure to store crude oil or deliver crude oil in the refinery in an amount not to exceed $30,000,000 in the aggregate at any one time; provided that, Investments made pursuant to this clause (q) shall reduce amounts set forth in Section 6.8(c)(i) (so long as such Section remains applicable) with respect to the Fiscal Year in which such Investment is made.
Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.
To the extent that the making of any Investment could be deemed a use of more than one subsection of this Section 6.7, Company may select the subsection to which such Investment will be deemed a use and in no event shall the same portion of an Investment be deemed a use of more than one subsection.
     6.8. Financial Covenants.
          (a) Interest Coverage Ratio. Company shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2007, to be less than the correlative ratio indicated:

Interest
Fiscal Quarter	Coverage Ratio
March 31, 2007	2.25:1.00
June 30, 2007	2.50:1.00
September 30, 2007	2.75:1.00
December 31, 2007	2.75:1.00
March 31, 2008	3.25:1.00
June 30, 2008	3.25:1.00
September 30, 2008	3.25:1.00
December 31, 2008	3.25:1.00
March 31, 2009 and thereafter	3.75:1.00
          (b) Total Leverage Ratio. Company shall not permit the Total Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending March 31, 2007, to exceed the correlative ratio indicated:

Fiscal	Leverage
Quarter	Ratio
March 31, 2007	4.75:1.00
June 30, 2007	4.50:1.00
September 30, 2007	4.25:1.00
December 31, 2007	4.00:1.00
March 31, 2008	3.25:1.00
June 30, 2008	3.00:1.00
September 30, 2008	2.75:1.00
December 31, 2008	2.50:1.00
March 31, 2009	2.25:1.00
June 30, 2009	2.25:1.00
September 30, 2009	2.25:1.00
December 31, 2009	2.25:1.00
March 31, 2010 and thereafter	2.00:1.00
          (c) Maximum Consolidated Capital Expenditures.
(i) Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for Company and its Subsidiaries in excess of the sum of (1) the corresponding amount set forth below opposite such Fiscal Year; provided, such amount for any Fiscal Year shall be increased by an amount equal to 100% of the excess, if any, of such amount for the previous Fiscal Year (without giving effect to any adjustments made in accordance with this proviso (provided that actual Consolidated Capital Expenditures in any Fiscal Year shall be first applied against any carryover from the prior Fiscal Year) and excluding any use of the Available Amount pursuant to subclause (2) below) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year:

Consolidated
Capital
Fiscal Year	Expenditures
2007	$225,000,000
plus the 2006
Carryover
2008	$100,000,000
2009	$80,000,000
2010	$80,000,000
2011 and Thereafter	$50,000,000
and (2) the Available Amount as of the last day of such Fiscal Year (provided that no portion of the Available Amount can be used for Consolidated Capital Expenditures until the entire amount available for Consolidated Capital Expenditure pursuant to clause (i)(1) of this section with respect to such Fiscal Year has been so expended).
(ii) Notwithstanding the foregoing, Company and its Subsidiaries shall not be subject to the provisions of this Section 6.8(c) for any Fiscal Year (commencing with Fiscal Year 2009) if the Company has (i) consummated a Qualified IPO and (ii) obtained a Total Leverage Ratio of less than or equal to 1.25:1.00 for any Fiscal Quarter (commencing with the Fiscal Quarter ended December 31, 2008).
          (d) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.8 and for determining pro forma compliance therewith (but not for purposes of determining the Applicable Margin), Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, projected by Holdings in good faith as a result of reasonably identifiable and factually supportable net cost savings or additional costs, as the case may be, realizable during the twelve month period after such transaction by combining, in the case of a Permitted Acquisition, the operations of the acquired entity or business with the operations of Holdings and its Subsidiaries; provided that (i) so long as such net cost savings or additional net costs will be realizable at any time, during such period, it may be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated Adjusted EBITDA, that such net cost savings or additional net cost will be realizable during the entire such period and (ii) any such pro forma increase or decrease to Consolidated Adjusted EBITDA shall be without duplication for net cost savings or additional net costs actually realized during such period and already included in Consolidated EBITDA, all of which pro forma adjustments shall be certified by the chief financial officer of Parent) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Company and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).
          (e) Right to Cure. Notwithstanding anything to the contrary contained in this Section 6.8, in the event that any Credit Party would otherwise be in default of any financial covenant set forth in this Section 6.8, until the 10th day subsequent to delivery of the related Compliance Certificate, Holdings shall have the right, but in any event no more than (i) two times in any twelve-month period and (ii) four times from the Effective Date to the date of determination, to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings (which proceeds and contributions will be contributed to the common equity capital of Company), in either case in an aggregate amount equal to the lesser of (a) the amount necessary to cure the relevant failure to comply with all the applicable financial covenants and (b) $25,000,000, (collectively, the “Cure Right”), and upon the receipt by Holdings of such cash (the “Cure Amount”) pursuant to the exercise of such Cure Right such financial covenants shall be recalculated giving effect to the following pro forma adjustments:
          (i) Consolidated Adjusted EBITDA shall be increased, in accordance with the definition thereof, solely for the purpose of measuring the financial covenants and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;
          (ii) if, after giving effect to the foregoing recalculations, the Credit Parties shall then be in compliance with the requirements of all financial covenants set forth in this Section 6.8, the Credit Parties shall be deemed to have satisfied the requirements thereof as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default thereof which had occurred shall be deemed cured for all purposes of the Agreement; and
          (iii) to the extent that the Cure Amount proceeds are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the Total Leverage Ratio for the period with respect to which such Compliance Certificate applies.
     6.9. Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, effect any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business), including without limitation any forward sale of production other than pursuant to Commodity Agreements not prohibited by Section 6.20 the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
          (a) (i) any Subsidiary of Holdings may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, in the case of such a merger, Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person, (ii) any non-Guarantor Subsidiary may be merged with or into any other non-Guarantor Subsidiary and (iii) any Holdings may be merged with or into any other Holdings, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Holdings, so long as 100% of the Capital Stock of Company continues to be pledged to the Collateral Agent pursuant to the Pledge and Security Agreement;
          (b) any Holdings may be merged with or into any other Holdings or be liquidated, wound up or dissolved or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Holdings or any successor entity; provided that 100% of equity interests of Company are continued to be owned beneficially and of record by at least one Holdings;
          (c) sales or other dispositions of assets that do not constitute Asset Sales;
          (d) the sale of the Crude Gathering System so long as (i) Holdings and its Subsidiaries receive consideration at the time of such sale equal to at least $7,500,000, (ii) the net proceeds from such sale (after payment of any sale taxes and expenses) are applied to prepay the Loans, in accordance with Section 2.14(a) and (iii) no less than 65% thereof shall be paid in cash; provided that such Asset Sale would not have a materially adverse impact on the continued ability of Holdings and its Subsidiaries continued ability to gather crude oil as gathered through the Crude Gathering System immediately prior to such asset sale;
          (e) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) are less than $35,000,000 in the aggregate per Fiscal Year; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Company (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash (it being understood that assumption or extinguishment of Indebtedness shall constitute Cash for purposes of this clause), and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);
          (f) Permitted Sale Leasebacks, the proceeds of which are applied as required by Section 2.14(a), not to exceed $20,000,000 in the aggregate from the Effective Date to the date of determination;
          (g) disposals of non-strategic assets acquired in connection with Permitted Acquisitions are applied as required by Section 2.14(a);
          (h) Permitted Acquisitions, the aggregate consideration for which does not exceed the sum of (i) $50,000,000 in any Fiscal Year provided that up to 100% of such amount if not so expended in the Fiscal Year for which it is permitted may be carried over for Permitted Acquisitions in the following Fiscal Year; provided that in no event shall the aggregate consideration for Permitted Acquisitions pursuant to this clause (i) exceed $100,000,000 during the term of this Agreement plus (ii) the Available Amount at the date of determination;
          (i) (i) Assets Sales to any non-Guarantor Subsidiary in amount not to exceed $2,500,000 in the aggregate from the Effective Date to the date of determination; provided that the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a) and (ii) Assets Sales from any non-Guarantor Subsidiary to any other non-Guarantor Subsidiary;
          (j) Investments made in accordance with Section 6.7; and
          (k) easements or modifications of easements granted in the ordinary course of business which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries the fair market value of which do not to exceed $2,500,000 in the aggregate from the Effective Date; provided that any Net Asset Sale Proceeds realized therefrom (to the extent such grant constitutes an Asset Sale) shall be applied as required by Section 2.14(a).
     6.10. Disposal of Subsidiary Interests. Except for (i) any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9 and (ii) any pledge of the Capital Stock of Company or its Subsidiaries to secure the Obligations hereunder or the Obligations under any Hedge Agreement, and except as provided in the other Hedge Agreements (to the extent permitted by Section 6.20), no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

     6.11. Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease; provided that any Credit Party may enter into a Permitted Sale Leaseback permitted pursuant to Section 6.9(f).
     6.12. Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any of Holdings, on terms that are less favorable such Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such an Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between any Holdings and any Guarantor Subsidiary; (b) reasonable and customary fees and compensation paid to and any indemnity of members of the board of directors (or similar governing body) of any of Holdings and their respective Subsidiaries; (c) compensation employee benefit, stock option and indemnification arrangements for officers and other employees of any of Holdings and their respective Subsidiaries entered into in the ordinary course of business; (d) transactions occurring on the Effective Date and those transactions described in Schedule 6.12; (e) Restricted Junior Payments permitted by Section 6.5 and Investments permitted by Section 6.7; (f) the grant of stock options, restricted stock, stock appreciation rights, phantom stock awards or similar rights to employees and directors as approved by the board of directors; and (g) transactions pursuant to any customary registration rights and shareholder agreements with the shareholders of any Holdings or any direct or indirect parent entity of any Holdings.
     6.13. Conduct of Business. From and after the Effective Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Effective Date and similar or related businesses and the activities incidental thereto and (ii) such other lines of business as may be consented to by Requisite Lenders.
     6.14. Permitted Activities of Holdings. Each of Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Swap Agreement, other Commodity Agreements to the extent permitted by Section 6.20 and other Indebtedness permitted under Sections 6.1(b) and (p); (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding collectively 100% of the Capital Stock of Company; (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Related Agreements; and (iii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person other than another Holdings or Company; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries except as permitted by Section 6.10; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Company; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
     6.15. Amendments or Waivers of Certain Related Agreements. Except as otherwise permitted by Section 5.13, no Credit Party shall agree, nor shall it permit any of its Subsidiaries to agree, to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Related Agreement after the Effective Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver (which consent shall not be unreasonably withheld).
     6.16. [Reserved].
     6.17. Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year-end from December 31.
     6.18. [Reserved].
     6.19. [Reserved].
     6.20. Maximum Amount of Hedged Production. Company shall not at any time enter into Commodity Agreements if, after giving effect thereto, the exposure under all such Commodity Agreements will exceed 75% of Actual Production or for a term of longer than six years from the Effective Date; provided that Company may enter into Commodity Agreements (i) with respect to refined hydrocarbon products owned by Company and held by Company, at the time of entering into such Commodity Agreements, in inventory, (ii) for the purpose of basis hedging and (iii) to hedge the production of nitrogen fertilizer in Company’s fertilizer business.
SECTION 7. GUARANTY
     7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
     7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.

“Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
     7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
     7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

          (a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
          (b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;
          (c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;
          (d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
          (e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or the Hedge Agreements; and
          (f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations; and (ix) any law, regulation, decree or order of any jurisdiction adversely effecting the Guaranteed Obligations.
     7.5. Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to willful misconduct, gross negligence or bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
     7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
     7.7. Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
     7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
     7.9. Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them. Guarantors hereby authorize the Company to enter into the Intercreditor Agreement and agree to be bounds by the provisions thereof to the same extent as the Company.
     7.10. Financial Condition of Company. Any Credit Extension may be made to Company or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.
     7.11. Bankruptcy, etc. (a) Without limiting any Guarantor’s ability to file a voluntary bankruptcy petition in respect of itself, so long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
          (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
          (c) In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
     7.12. Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

SECTION 8. EVENTS OF DEFAULT
     8.1. Events of Default. If any one or more of the following conditions or events shall occur:
          (a) Failure to Make Payments When Due. Failure by Company to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to an Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or
          (b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an aggregate principal amount of $20,000,000 or more, in each case beyond the grace period, if any, provided therefor; (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) breach or default by Company under the Swap Agreement, if the effect of such breach or default is to permit the holder or holders of that Indebtedness to terminate the Swap Agreement and all or substantially all of the outstanding transactions thereunder; or
          (c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.2, Section 5.13, 5.16(c) or Section 6; or
          (d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
          (e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after the earlier of (i) an officer of such Credit Party becoming aware of such default or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

          (f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Significant Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Significant Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Significant Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Significant Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Significant Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or
          (g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Holdings or any of its Significant Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Significant Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Holdings or any of its Significant Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Significant Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
          (h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving at any time an amount in excess of $20,000,000 in the aggregate (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or
          (i) Dissolution. Any order, judgment or decree shall be entered against any Holdings or any Significant Subsidiary decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of sixty days; or

          (j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $20,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA on property or assets with a fair market value in excess of $20,000,000;
          (k) Change of Control. A Change of Control shall occur; or
          (l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate in writing its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;
THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g) with respect to the Company, automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of an Issuing Bank to issue any Revolving Letter of Credit or Funded Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(iv) or Section 2.4(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) Administrative Agent shall direct Company to pay (and Company hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash, to be held as security for Company’s reimbursement

Obligations in respect of Revolving Letters of Credit then outstanding, equal to the Revolving Letter of Credit Usage at such time.
SECTION 9. AGENTS
     Appointment of Agents. Deutsche Bank is hereby appointed Syndication Agent hereunder on the Effective Date and at all times thereafter, and each Lender hereby authorizes Syndication Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. ABN is hereby appointed Documentation Agent hereunder on the Effective Date and at all times thereafter, and each Lender hereby authorizes Documentation Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Credit Suisse is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Credit Suisse is hereby appointed Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes the Collateral Agent to acts as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Effective Date, neither Deutsche Bank, in its capacity as Syndication Agent, nor ABN, in its capacity as Documentation Agent, shall have any obligations but shall be entitled to all benefits of this Section 9.
     9.1. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Administrative Agent hereby agrees that it shall (i) furnish to each Arranger, upon such Arranger’s request, a copy of the Register, (ii) cooperate with each Arranger in granting access to any Lenders who such Arranger identifies to the Platform and (iii) maintain each Arranger’s access to the Information Site.
     9.2. General Immunity.

          (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party, and Lender or any person providing the Settlement Service to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or any knowledge as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Revolving Letter of Credit Usage or the component amounts thereof, the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or any Event of Default.
          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of Collateral Agent, in accordance with the Pledge and Security Agreement, Intercreditor Agreement or other applicable Collateral Document, and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), or in accordance with the Pledge and Security Agreement, Intercreditor Agreement or other applicable Collateral Document, as the case may be, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any Settlement Confirmation or other communication issues by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) or, in the case of the Collateral Agent, in accordance with the Pledge and Security Agreement, Intercreditor Agreement or other applicable Collateral Document.
          (c) Delegation of Duties. Administrative Agent and Collateral Agent may perform any and all of their respective duties and exercise their respective rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent or Collateral Agent, as applicable. Administrative Agent and Collateral Agent, as applicable, and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any of the Affiliates of Administrative Agent and Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent or Collateral Agent, as applicable, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent or Collateral Agent, as applicable, and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
     9.3. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

     9.4. Lenders’ Representations, Warranties and Acknowledgment.
          (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
          (b) Each Lender, by delivering its signature page to this Agreement and funding its Tranche D Term Loan, Credit Linked Deposit and/or Revolving Loans on the Effective Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Effective Date.
     9.5. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
     9.6. Successor Administrative Agent and Swing Line Lender Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent with the consent of Company, not to be unreasonably withheld. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor

Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall, to the extent such Administrative Agent is also acting as the Collateral Agent promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any resignation or removal of Credit Suisse or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation or removal of Credit Suisse or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) Company shall prepay any outstanding Swing Line Loans made by the retiring or removed Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (c) Company shall issue, if so requested by successor Administrative Agent and Swing Line Loan Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.
     9.7. Collateral Documents and Guaranty.
          (a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to (i) be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents and (ii) enter into the Intercreditor Agreement, and each lender agrees to be bound by the terms of the Intercreditor Agreement. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby (upon any such permitted disposition, the assets disposed of pursuant thereto shall automatically be released from the Liens granted pursuant to any Collateral Document) or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

          (b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.
SECTION 10. MISCELLANEOUS
     10.1. Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Arrangers, Syndication Agent, Documentation Agent, Collateral Agent, Administrative Agent, Swing Line Lender, or an Issuing Bank shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by the Administrative Agent from time to time.
     10.2. Expenses. Upon funding of the Tranche D Term Loans, Company agrees to pay promptly (a) all the actual and reasonable out-of-pocket costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable out-of-pocket costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) the reasonable out-of-pocket fees, expenses and disbursements of one special counsel to Agents, one local counsel in each relevant jurisdiction and one counsel to the Administrative Agent in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual out-of-pocket costs and reasonable expenses (including the reasonable out-of-pocket fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable out-of-pocket costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.
     10.3. Indemnity.
          (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, Lender, Issuing Bank and the officers, partners, directors, trustees, employees, agents, sub-agents and Affiliates of each Agent, each Lender and each Issuing Bank (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
          (b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents, Issuing Banks and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.
     10.5. Amendments and Waivers.
          (a) Requisite Lenders’ Consent. Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.
          (b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
          (i) extend the scheduled final maturity of any Loan or Note;
          (ii) extend the date on which the Funded Letter of Credit Participation Interest must be repurchased in full from such Lender or any Lender’s Pro Rata Share of the Credit Linked Deposits is required to be paid to such Lender in full (it being acknowledged that any such repurchase or payment is subject to the express provisions of Section 2.4);
          (iii) extend the stated expiration date of any Revolving Letter of Credit beyond the Revolving Commitment Termination Date;
          (iv) extend the stated expiration date of any Funded Letter of Credit beyond the Funded Letter of Credit Termination Date;

          (v) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee payable hereunder; provided that any changes to calculations of the Total Leverage Ratio used to determine the Applicable Margin shall only require consent of Requisite Lenders or Requisite Class Lenders as the case may be;
          (vi) extend the time for payment of any such interest or fees;
          (vii) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
          (viii) [Reserved];
          (ix) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);
          (x) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Tranche D Term Loan Commitments, the Tranche D Term Loans, the Revolving Commitments, the Revolving Loans, the Funded Letter of Credit Commitments, and the Funded Letters of Credit are included on the Effective Date; or
          (xi) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents.
          (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
          (i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;
          (ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;
          (iii) amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class; provided, with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Tranche D Term Loan Commitments, the Tranche D Term Loans, the Revolving Commitments, the Revolving Loans, the Funded Letter of Credit Commitments, and the Funded Letters of Credit are included on the Effective Date;

          (iv) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;
          (v) without the consent of Lenders holding more than 80% of Tranche D Term Loan Exposure, waive, reduce or postpone any scheduled repayment (but not prepayment);
          (vi) amend, modify, terminate or waive any obligation of Lenders or Company (as the same applies to its obligation to the Funded LC Issuing Bank) or the Funded LC Issuing Bank as provided in Section 2.4 directly relating to Funded Letters of Credit and the Credit Linked Deposits (and definitions used in Section 2.4 that relate specifically to Funded Letters of Credit and Credit Linked Deposits) without the written consent of Administrative Agent and such Funded LC Issuing Bank; or
          (vii) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
          (d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
          (e) Extension of Revolving Commitment Termination Date. Notwithstanding anything herein to the contrary, Company may by written notice to the Arrangers elect to request, prior to the Revolving Commitment Termination Date, an extension to the existing Revolving Commitment Termination Date; provided such extension shall in any event not be later than the Tranche D Term Loan Maturity Date. Such notice shall specify the identity of each Lender or other Person that is an Eligible Assignee to whom Company proposes any portion of such extended Revolving Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the extended Revolving Commitments may elect or decline, in its sole discretion, to provide such extended Revolving Commitment. The terms and provisions of the extended Revolving Loans shall be identical to the Revolving Loans. On the Revolving Commitment Termination Date, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the new Revolving Lenders, and each of the new Revolving Lenders shall purchase from each of the Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Lenders and new Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such extended Revolving Commitments to the Revolving Commitments, (b) each new Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Loan and (c) each new Revolving Lender shall become a Lender with respect to the new Revolving Commitment and all matters relating thereto.
     10.6. Successors and Assigns; Participations.
          (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments, Loans and Funded Letter of Credit Participations listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of (x) a written or electronic confirmation of an assignment issued by a Settlement Service pursuant to Section 10.6(d) (a “Settlement Confirmation”) or (y) an Assignment Agreement effecting the assignment or transfer thereof, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly and a copy of such Assignment Agreement or Settlement Confirmation shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
          (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment, Funded Letter of Credit Participations or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Funded Letter of Credit Participations, Loan and any related Commitments):

          (i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Company and Administrative Agent; and
          (ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” and, in the case of assignments of Revolving Loans or Revolving Commitments to any such Person (except in the case of assignments to GSCP), consented to by each of Company and Administrative Agent, the Revolving Issuing Bank, and Swing Line Lender (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Company, required at any time an Event of Default shall have occurred and then be continuing); provided, further each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $2,500,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Funded Letter of Credit Commitments and Funded Letter of Credit Participations of the assigning Lender) with respect to the assignment of the Funded Letter of Credit Commitments and Funded Letter of Credit Participations, and (C) $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of Term Loans of the assigning Lender) with respect to the assignment of Term Loans. Notwithstanding the forgoing, assignments made to affiliates and other Lenders of the same Class will not be subject to the above described consent or minimum assignment amount requirements.
          (d) Mechanics. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided that such fee shall not apply to the Arrangers. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent and Company such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(c). Without the consent of Company (which consent shall not be unreasonably withheld), the Funded LC Issuing Bank and Administrative Agent, no Credit Linked Deposit shall be released in connection with any assignment by a Funded Letter of Credit Participant, but the Funded Letter of Credit Participation Interests shall instead be purchased by the relevant assignee and the Credit Linked Deposits continue to be held by the Funded LC Issuing Bank for application (to the extent not already applied) in accordance with Sections 2.4(f) and (h).
          (e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans, as the case may be, represents and warrants as of the Effective Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments, Funded Letter of Credit Participations or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments, Funded Letter of Credit Participations or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments, Funded Letter of Credit Participations or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
          (f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) an Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.
          (g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Funded Letter of Credit Participations, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date or the Funded Letter of Credit Termination Date, as applicable) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment, Funded Letter of Credit Participations or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans and Funded Letter of Credit Participations hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Sections 2.18(c), 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company’s prior written consent and (ii) subject to clause (i) above, a participant that would be a Non-US Lender (or that would otherwise be required to deliver a form referred to in Section 2.20(c) to avoid deduction or withholding of United States federal income tax with respect to payments made by a Credit Party under any of the Credit Documents) if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to be subject to Section 2.20 as though it were a Lender; provided further that, except as specifically set forth in clauses (i) and (ii) of this sentence, nothing herein shall require any notice to the Company or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.
          (h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Loans, Funded Letter of Credit Participations, the other Obligations owed by or to such Lender, and its Notes (excluding in all instances the Credit Linked Deposits, which shall be held as the property of the Funded LC Issuing Bank as provided for in Section 2.4), if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve

Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
     10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.18(c), 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, funding of the Credit Linked Deposits and the termination hereof.
     10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
     10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity,

legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE APPLICATION OF LAWS OF ANOTHER STATE.
     10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY HERETO ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT OR ANY ASSIGNMENT AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

     10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     10.17. Confidentiality. Each Agent (which term shall for the purposes of this Section 10.17 include the Arrangers), and each Lender (which term shall for the purposes of this Section 10.17 include each Issuing Bank) shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) in each case, who agree to be bound by this Section 10.17, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Company and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.
     10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.
     10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
     10.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
     10.21. Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify Company in accordance with the Act.
     10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.23. Amendment and Restatement. It is the intention of each of the parties hereto that the Existing Credit Agreement be amended and restated so as to preserve the perfection and priority of all security interests securing indebtedness and obligations under the Existing Credit Agreement and that all Indebtedness and Obligations of Company and its Subsidiaries hereunder and thereunder shall be secured by the Collateral Documents and that this Agreement does not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement. The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Credit Agreement made under and in accordance with the terms of Section 10.5 of the Existing Credit Agreement. In addition, unless specifically amended hereby, each of the Credit Documents, the Exhibits and Schedules to the Existing Credit Agreement shall continue in full force and effect and that, from and after the Effective Date, all references to the “Credit Agreement” contained therein shall be deemed to refer to this Agreement.
     10.24. Reaffirmation and Grant of Security Interests.
          (a) Each Credit Party has (i) guarantied the Obligations and (ii) created Liens in favor of Lenders on certain Collateral to secure its obligations hereunder, under Article Seven hereof and the Pledge and Security Agreement, respectively. Each Credit Party hereby acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the amendment and restatement of the Existing Credit Agreement effected pursuant to this Agreement. Each Credit Party hereby (i) confirms that each Credit Document to which it is a party or is otherwise bound and all Collateral encumbered thereby will continue to guarantee or secure, as the case may be, to the fullest extent possible in accordance with the Credit Documents, the payment and performance of the Obligations, as the case may be, including without limitation the payment and performance of all such Obligations which are joint and several obligations of each grantor now or hereafter existing, and (ii) grants to the Administrative Agent for the benefit of the Lenders a continuing lien on and security interest in and to such Credit Party’s right, title and interest in, to and under all Collateral as collateral security for the prompt payment and performance in full when due of the Obligations (whether at stated maturity, by acceleration or otherwise).
          (b) Each Credit Party acknowledges and agrees that any of the Credit Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of the amendment and restatement of the Existing Credit Agreement. Each Credit Party represents and warrants that all representations and warranties contained in the Credit Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COFFEYVILLE RESOURCES, LLC
By:	/s/ James T. Rens
	Name:	James T. Rens
	Title:	Chief Financial Officer

COFFEYVILLE PIPELINE, INC.
By:	/s/ James T. Rens
	Name:	James T. Rens
	Title:	Chief Financial Officer

COFFEYVILLE REFINING & MARKETING, INC.
By:	/s/ James T. Rens
	Name:	James T. Rens
	Title:	Chief Financial Officer

COFFEYVILLE NITROGEN FERTILIZERS, INC.
By:	/s/ James T. Rens
	Name:	James T. Rens
	Title:	Chief Financial Officer

COFFEYVILLE CRUDE TRANSPORTATION, INC.
By:	/s/ James T. Rens
	Name:	James T. Rens
	Title:	Chief Financial Officer

COFFEYVILLE TERMINAL, INC.
By:	/s/ James T. Rens
	Name:	James T. Rens
	Title:	Chief Financial Officer

CL JV HOLDINGS, LLC
By:	/s/ James T. Rens
	Name:	James T. Rens
	Title:	Chief Financial Officer

COFFEYVILLE RESOURCES PIPELINE, LLC
By:	/s/ James T. Rens
	Name:	James T. Rens
	Title:	Chief Financial Officer

COFFEYVILLE RESOURCES REFINING & MARKETING, LLC
By:	/s/ James T. Rens
	Name:	James T. Rens
	Title:	Chief Financial Officer

COFFEYVILLE RESOURCES NITROGEN FERTILIZERS, LLC
By:	/s/ James T. Rens
	Name:	James T. Rens
	Title:	Chief Financial Officer

COFFEYVILLE RESOURCES CRUDE TRANSPORTATION, LLC
By:	/s/ James T. Rens
	Name:	James T. Rens
	Title:	Chief Financial Officer

COFFEYVILLE RESOURCES TERMINAL, LLC
By:	/s/ James T. Rens
	Name:	James T. Rens
	Title:	Chief Financial Officer

GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger, Joint Bookrunner and a Lender
By:	/s/ Bruce H. Mendelsohn
Authorized Signatory

CREDIT SUISSE Securities (USA) LLC, as Joint Lead Arranger and Joint Bookrunner
By:	/s/ Clarke Adams
	Name:	Clarke Adams
	Title:	Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent, Collateral Agent, Swing Line Lender, Funded LC Issuing Bank and Revolving Issuing Bank and a Lender
By:	/s/ Thomas R. Cantello
	Name:	Thomas R. Cantello
	Title:	Vice President

By:	/s/ Denise Alvarez
	Name:	Denise Alvarez
	Title:	Associate

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Syndication Agent and a Lender
By:	/s/ Albert Fischetti
	Name:	Albert Fischetti
	Title:	Director

By:	/s/ Illegible
Name:
	Title:	Managing Director

CITICORP NORTH AMERICA, INC., as Lender
By:	/s/ Michael M. Schadt
	Name:	Michael M. Schadt
	Title:	Director

N M ROTHSCHILD & SONS LIMITED, as Lender
By:	/s/ N.A. Wood
	Name:	Nicholas Wood
	Title:	Director

ALLIED IRISH BANKS, PLC, as Lender
By:	/s/ Mark Connelly
	Name:	Mark Connelly
	Title:	Senior Vice President

By:	/s/ Robert Moyle
	Name:	Robert Moyle
	Title:	Senior Vice President

ERSTE BANK DER OESTERREICHISCHEN SPARKASSEN AG, as Lender
By:	/s/ Bryan J. Lynch
	Name:	Bryan J. Lynch
	Title:	Managing Director

By:	/s/ Patrick W. Kunkel
	Name:	Patrick W. Kunkel
	Title:	Executive Director

AMEGY BANK NATIONAL ASSOCIATION, as Lender
By:	/s/ Chris Petersen
	Name:	Chris Petersen
	Title:	Banking Officer, Energy Lending

JACKSON PURCHASE AGA, as Lender
By:	/s/ Stan Brunston
	Name:	Stan Brunston
	Title:	Sr. V.P. Credit

ABN AMRO BANK N.V., as Lender
By:	/s/ Liz Lary
	Name:	Liz Lary
	Title:	Vice President

By:	/s/ M. Aamir Khan
	Name:	M. Aamir Khan
	Title:	Assistant Vice President

ABN AMRO BANK N.V., as Documentation Agent
By:	/s/ John Reed
	Name:	John Reed
	Title:	Director

By:	/s/ M. Aamir Khan
	Name:	M. Aamir Khan
	Title:	Assistant Vice President

APPENDIX A-1
TO CREDIT AND GUARANTY AGREEMENT
Tranche D Term Loan Commitments

	Tranche D Term Loan	Pro
Lender	Commitment	Rata Share
Goldman Sachs Credit Partners L.P.	$775,000,000	100%

Total	$775,000,000	100%

APPENDIX A-1-1

APPENDIX A-2
TO CREDIT AND GUARANTY AGREEMENT
Funded Letter of Credit Commitments

	Funded Letter of Credit
Lender	Commitment	Pro Rata Share
Goldman Sachs Credit Partners L.P.	$150,000,000	100%

Total	$150,000,000	100%

APPENDIX A-2-1

APPENDIX A-3
TO CREDIT AND GUARANTY AGREEMENT
Revolving Commitments

Lender	Revolving Commitments	Pro Rata Share
Goldman Sachs Credit Partners L.P.	$28,583,333.34	19.06%
Credit Suisse	$28,583,333.33	19.06%
Deutsche Bank Securities Inc.	$28,583,333.33	19.06%
Citicorp North America, Inc.	$20,000,000	13.33%
N.M. Rothschild & Sons Limited	$10,000,000	6.67%
Allied Irish Banks, plc	$6,000,000	4.00%
Erste Bank der Oesterreichischen Sparkassen AG	$5,000,000	3.33%
Amegy Bank National Association	$5,000,000	3.33%
Jackson Purchase	$3,250,000	2.17%
ABN Amro Bank N.V.	$15,000,000	10.00%

Total	$150,000,000	100%

APPENDIX A-3-1

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT
Notice Addresses
COFFEYVILLE RESOURCES, LLC
and each other Credit Party
Coffeyville Resources, LLC
10 East Cambridge Circle, Suite #250
Kansas City, Kansas 66103
Attention: James T. Rens
Telecopier: (913) 981-0000
in each case, with a copy to:
Goldman Sachs Capital Partners
85 Broad Street, 10th Floor
New York, NY 10004
Attention: Ken Pontarelli
Telecopier: (212) 357-5505
and
Kelso & Company
320 Park Ave., 24th Floor
New York, New York 10022
Attn: James Connors — Managing Director & General Counsel
Telecopier: (212) 223-2379

APPENDIX B-1

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Joint Lead Arranger, Joint Bookrunner and a Lender
Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, New York 10004
Attention: Lawrence Writer
Telecopier: (212) 902-3000
with a copies to:
Goldman Sachs Credit Partners L.P.
85 Broad Street
New York, New York 10004
Attention: SBD Operations
Telecopier: (212) 428-1622
E-mail: gsd.link@gs.com

APPENDIX B-2

CREDIT SUISSE SECURITIES (USA) LLC,
as Joint Lead Arranger and Joint Bookrunner
Credit Suisse Securities (USA) LLC
11 Madison Ave
New York NY 10010
with a copy to:
Attention: Brian Caldwell
Telecopier: (212) 325-8321

APPENDIX B-3

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Administrative Agent, Collateral Agent, Swing Line Lender, Funded LC Issuing Bank and Revolving Issuing Bank and a Lender
Agency Group
Credit Suisse
One Madison Ave
New York, NY 10010
with a copy to:
Attention: Jon Cutler
Telecopier: (212) 538-9884

APPENDIX B-4

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Syndication Agent and a Lender
Deutsch Bank Trust Company Americas
700 Louisiana Street
Houston, TX 77002
Attention: David Sisler
Telecopier: 832-239-4693
                   832-239-4627

APPENDIX B-5

ABN AMRO BANK N.V.,
as Documentation Agent and a Lender
ABN Amro Bank N.V.
[                    ]
[                    ]
Attention: Nick Wood
Telecopier:

APPENDIX B-6